SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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       Commission Only (as permitted
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[_]  Definitive Additional Materials

Ruby Tuesday, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 18, 2010

Dear Shareholders:

     You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Ruby Tuesday, Inc. on Wednesday, October 6, 2010, at 11:00 a.m., Eastern Daylight Time, at our Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801. Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement.

     We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by telephone, over the Internet or, if you receive paper copies of the proxy materials, by following the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your own shares.

Sincerely,

RUBY TUESDAY, INC.

Samuel (Sandy) E. Beall, III
Chairman of the Board,
Chief Executive Officer and President

150 West Church Avenue • Maryville, Tennessee 37801 • (865) 379-5700 • Facsimile (865) 379-6826

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 6, 2010

     The Annual Meeting of Shareholders of Ruby Tuesday, Inc. (the “Company”) will be held at the Company’s Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801, on Wednesday, October 6, 2010, at 11:00 a.m., Eastern Daylight Time (the “Annual Meeting”), for the following purposes:

1.	To elect two Class III directors for a term of three years to the Board of Directors;

2.	To approve the Company’s 2010 Executive Incentive Compensation Plan;

3.	To ratify the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011; and

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

     Only shareholders of record at the close of business on August 9, 2010 are entitled to notice of, and to vote at, the Annual Meeting.

     The mailing address of the Company’s principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801, and its telephone number is (865) 379-5700.

     It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy either by telephone or over the Internet. If you received a paper copy of proxy materials by mail, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the Annual Meeting, you may revoke your proxy and vote your own shares.

By Order of the Board of Directors,

Scarlett May
Vice President, General Counsel and Secretary
August 18, 2010
Maryville, Tennessee

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on October 6, 2010:

The Company’s Proxy Statement for the Annual Meeting of Shareholders, the proxy card, and Annual
Report for fiscal year 2010 are available on the following website:
https://materials.proxyvote.com/781182

RUBY TUESDAY, INC.
PROXY STATEMENT
TABLE OF CONTENTS

General Information	1
Internet Availability of Proxy Materials	2
Beneficial Ownership of Common Stock	2
Proposal One: Election of Directors	4
Director and Director Nominee Information	6
2010 Director Compensation	12
Corporate Governance	16
Proposal Two: Approval of the 2010 Executive Incentive Compensation Plan	17
Compensation Discussion and Analysis	21
Compensation Committee Report	31
Summary Compensation Table	32
Grants of Plan-Based Awards in Fiscal Year 2010	33
Outstanding Equity Awards at Fiscal Year-End For 2010	34
Option Exercises and Stock Vested in Fiscal Year 2010	36
Nonqualified Deferred Compensation	36
Pension Benefits for Fiscal Year 2010	36
Securities Authorized for Issuance Under Equity Compensation Plans	38
Potential Payments Upon Termination or Change in Control	38
Related Party Transactions	42
Audit Committee Matters	43
Proposal Three: Ratification of Independent Registered Public Accounting Firm	44
Shareholder Proposals	46
General	46
Annex A	Annex A

RUBY TUESDAY, INC.
150 West Church Avenue
Maryville, Tennessee 37801
(865) 379-5700

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

     The following Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc. (the “Board”), a Georgia corporation (the “Company”), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 6, 2010, at 11:00 a.m. Eastern Daylight Time, at the Company’s Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801 and at any adjournment(s) thereof (the “Annual Meeting”). This proxy statement and accompanying proxy and/or the Notice of Internet Availability were first mailed to shareholders on or about August 18, 2010.

     Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting, either by giving the Secretary of the Company written notice of revocation, by returning a later-dated proxy, or by expressing at the Annual Meeting a desire to vote in person. All shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy is returned and no specification is made, the proxy will be voted (i) in favor of the election of the two nominees for Class III director named in this Proxy Statement; (ii) in favor of the Company’s 2010 Executive Incentive Compensation Plan; (iii) in favor of the ratification of the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm (the “Auditors”) for the fiscal year ending May 31, 2011; and (iv) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

     If you participate in the Company’s Salary Deferral Plan (the “401(k) Plan”), your proxy card will also serve as a voting instruction card for the 401(k) Plan Trustee. If you do not provide voting instructions with respect to the shares held in the 401(k) Plan to the 401(k) Plan Trustee, those shares will not be voted. If you participate in the 401(k) Plan or maintain accounts in more than one name, you may receive more than one Notice of Internet Availability. To be sure that all shares are counted, you must vote and submit the proxy either by telephone or over the Internet or sign and return every proxy card you receive.

     The entire cost of soliciting these proxies will be borne by the Company. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. If necessary, the Company also may use some of its employees to solicit proxies from the shareholders personally or by telephone.

     August 9, 2010 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders of record holding a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. All shares represented by a valid proxy are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 9, 2010 was 64,792,552, each of which is entitled to one vote at the Annual Meeting.

     So long as a quorum is present, the number of votes cast in favor must exceed the votes against in order to (i) elect each of the director nominees named in Proposal One; (ii) approve the Company’s 2010 Executive Incentive Compensation Plan; (iii) ratify the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011; and (iv) approve any other business that may properly come before the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but will have no effect on the outcome of the voting on the election of directors, the approval of the Company’s 2010 Executive Incentive Compensation Plan, or the ratification of the selection of the independent registered public accounting firm, and any other business that may properly come before the Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

     Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is furnishing proxy materials to shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. On or about August 18, 2010, the Company mailed to shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access the Company’s proxy materials, including the Proxy Statement and the Company’s Annual Report. The Notice of Internet Availability also instructs you on how to access the proxy card to vote through the Internet or by telephone.

     This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company’s proxy materials electronically, you will continue to receive these materials via electronic mail unless you elect otherwise.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of August 9, 2010 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company to beneficially own more than 5% of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk (*) indicates beneficial ownership of less than 1% of the outstanding Common Stock. Unless otherwise indicated, the address for each person listed is c/o Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

	Number of Shares
Name or Group	Beneficially Owned (1)		Percent of Class (2)
FMR LLC and
Edward C. Johnson, III	7,507,930	(3)	11.64	% (3)
BlackRock, Inc.	4,821,008	(4)	7.48	% (4)
Greek Investments, Inc.	6,339,113	(5)	9.83	% (5)
Samuel E. Beall, III	2,773,277	(6)	4.11	% (6)
Claire L. Arnold	271,640	(7)	*
Kevin T. Clayton	44,489	(8)	*
James A. Haslam, III	886,563	(9)	1.31	% (9)
Bernard Lanigan, Jr.	73,400	(10)	*
R. Brad Martin	80,636	(11)	*
Dr. Donald Ratajczak	96,459	(12)	*

	Number of Shares
Name or Group	Beneficially Owned (1)		Percent of Class (2)
Stephen I. Sadove	108,551	(13)	*
Marguerite N. Duffy	372,181	(14)	*
Kimberly S. Grant	620,290	(15)	*
Nicolas N. Ibrahim	289,588	(16)	*
Robert F. LeBoeuf	212,922	(17)	*
All directors and executive officers as a	6,023,101	(18)	8.93%
group (14 persons)
____________________

(1)	The amounts shown include: (i) shares subject to currently exercisable options and options exercisable within 60 days after August 9, 2010; (ii) unvested restricted shares that are subject to performance and/or service criteria; and (iii) shares held in the 401(k) Plan. Unless otherwise noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her.

The amounts shown do not include share equivalent units credited to the accounts of the named persons and group under the Company’s Deferred Compensation Plan (the “Predecessor Plan”) which, as of August 9, 2010, were as follows: Mr. Beall, 21,328; Ms. Duffy, 2,435; Ms. Grant, 9,661; Mr. Ibrahim, 14,086; Mr. LeBoeuf, 1,095; and all directors and executive officers as a group, 48,669. These units represent deferred compensation obligations of the Company payable in shares of Common Stock upon separation of employment either in a lump sum or in installments, as determined by the Company in its capacity as plan administrator.

(2)	“Percent of Class” has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including all earned and unearned shares of restricted stock and shares subject to currently exercisable options and options exercisable within 60 days after August 9, 2010), without regard to any disclaimers of beneficial ownership by the person indicated.

(3)	The information presented is based solely on the Schedule 13G/A filed with the SEC by FMR LLC and Edward C. Johnson, III, reporting beneficial ownership as of February 12, 2010, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)	The information presented is based solely on the Schedule 13G filed with the SEC by BlackRock, Inc. reporting beneficial ownership as of December 31, 2009, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	The information presented is based solely on the Schedule 13G/A jointly filed with the SEC reporting beneficial ownership as of February 15, 2010 (and the percentage beneficially owned was determined based on the shares outstanding as of January 4, 2010) by Greek Investments, Inc. and each of the following who is filing because he or she is either an officer, director, agent, or otherwise of Greek Investments, Inc.: Jorge Constantino and Panayotis Constantino. The mailing address of Greek Investments, Inc. is P.O. Box 10908, Caparra Heights Station, San Juan, Puerto Rico 00922-0908, and the address of Jorge Constantino and Panayotis Constantino is Zalokosta 14, Paleo Psihiko, Athens 15452, Greece.

(6)	The total amount includes 96,549 unvested restricted shares, 23,251 shares held in the 401(k) Plan, and options exercisable within 60 days after August 9, 2010 to purchase 1,505,790 shares.

(7)	The total amount includes 98,700 shares owned by Ms. Arnold’s spouse, all of which are pledged as security, 25,844 unvested restricted shares, and options exercisable within 60 days after August 9, 2010 to purchase 16,000 shares.

(8)	The total amount includes 25,844 unvested restricted shares, and options exercisable within 60 days after August 9, 2010 to purchase 8,000 shares.

(9)	The total amount includes 90,484 shares held by PTC, Inc. of which Mr. Haslam is President and a 50% owner. Mr. Haslam disclaims beneficial ownership of any shares in excess of 50% of the total of such shares. The total amount also includes 25,844 unvested restricted shares, and options exercisable within 60 days after August 9, 2010 to purchase 16,000 shares.

(10)	The total amount includes 12,830 shares held in a family limited partnership, 25,844 unvested restricted shares, and options exercisable within 60 days after August 9, 2010 to purchase 16,000 shares.

(11)	The total amount includes 25,059 unvested restricted shares. Mr. Martin does not hold any options exercisable within 60 days after August 9, 2010.

(12)	The total amount includes 13,500 shares held in an individual retirement account by Dr. Ratajczak, 25,844 unvested restricted shares, and options exercisable within 60 days after August 9, 2010 to purchase 16,000 shares.

(13)	The total amount includes 25,844 unvested restricted shares, and options exercisable within 60 days after August 9, 2010 to purchase 16,000 shares.

(14)	The total amount includes 92,772 unvested restricted shares, 3,103 shares held in the 401(k) Plan, and options exercisable within 60 days after August 9, 2010 to purchase 222,342 shares.

(15)	The total amount includes 181,967 unvested restricted shares, 3,005 shares held in the 401(k) Plan, and options exercisable within 60 days after August 9, 2010 to purchase 371,548 shares.

(16)	The total amount includes 64,541 unvested restricted shares, and options exercisable within 60 days after August 9, 2010 to purchase 206,221 shares.

(17)	The total amount includes 30 shares held by Mr. LeBoeuf as custodian for his son, 37,589 unvested restricted shares, and options exercisable within 60 days after August 9, 2010 to purchase 159,448 shares.

(18)	The total amount includes 708,745 unvested restricted shares, 29,359 shares held in the 401(k) Plan, and options exercisable within 60 days after August 9, 2010 to purchase 2,665,086 shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

Election Process

     The Company’s Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office and require that, upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death, or removal from office. The Company’s Articles of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to vote in the election of directors, voting together as a single class. The terms of office of the Class III directors expire at the Annual Meeting. The Board of Directors has nominated Samuel E. Beall, III and Bernard Lanigan, Jr. to serve in Class III of the Board of Directors for a term of three years. The Class I directors and the Class II directors have one year and two years, respectively, remaining on their terms of office.

     It is intended that persons named in the accompanying form of proxy will vote for the two nominees listed below unless instructed to vote against a particular nominee. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

Director Nominations

     The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. In addition, the Company’s Articles of Incorporation provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors so long as written notice of such shareholder’s intent to make such nomination has been given (i) no later than 90 days in advance of the Annual Meeting, or (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

     Each notice of intent to nominate one or more persons for the election of directors must set forth, in addition to such information as may be required by the Bylaws, (i) the name and address of the shareholder making the nomination and the person or persons being nominated; (ii) a representation that the shareholder is a holder of record of shares of Common Stock entitled to vote at the Annual Meeting and that the shareholder intends to appear either in person or by proxy at the Annual Meeting to nominate the person or persons described in the notice; (iii) a description of any arrangements or understandings between the shareholder, each nominee and any person or persons pursuant to which the shareholder intends to make the nomination; (iv) such other information regarding each nominee as would be required by the proxy rules of the SEC if the nominee were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company.

     The Nominating and Governance Committee has adopted a formal policy and procedure with regard to the consideration of any director candidates recommended by shareholders. Consistent with these procedures, the Nominating and Governance Committee will consider director candidates recommended by the Company’s shareholders. Recommendations may be sent to the Nominating and Governance Committee, c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

     The Nominating and Governance Committee identifies potential nominees for director through a variety of business contacts including current directors, community leaders, and shareholders. To the extent necessary, the Nominating and Governance Committee may retain professional search firms and other advisors to identify potential candidates.

Qualifications for All Directors

     In considering potential candidates for election to the Company’s Board of Directors, the Nominating and Governance Committee observes the following guidelines, among other considerations: (i) the composition of the Board of Directors must include a majority of independent directors; (ii) each director nominee shall be selected without regard to sex, race, religion or national origin; (iii) each director nominee should be an individual of the highest character and integrity and have an inquiring mind, vision, and the ability to work well with others; (iv) each director nominee should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; (v) each director nominee should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; (vi) each director nominee should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board of Directors and committee materials; and (vii) each director nominee should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

     If the Nominating and Governance Committee determines that a potential candidate may be qualified to serve on the Board of Directors, at least one member of the Nominating and Governance Committee and the Chairman of the Board of Directors and Chief Executive Officer will interview such candidate. The Nominating and Governance Committee then determines whether to recommend to the Board of Directors that a candidate be nominated for approval by the shareholders. The manner in which the Nominating and Governance Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a shareholder of the Company.

     With respect to nominating existing directors, the Nominating and Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications, and overall contributions to the Company.

     The Board of Directors does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

Qualifications, Attributes, Experience, and Skills of the Board as a Whole

     The Board of Directors has identified the following qualifications, attributes, experience, and skills that are important to be represented on the Board as a whole, in consideration of the Company’s current and future goals as identified in its strategic framework for fiscal year 2011 and its three-year goals:

  Management, leadership and strategy;
  Financial expertise;
  Marketing and consumer experience; and
  Risk assessment and capital management.
DIRECTOR AND DIRECTOR NOMINEE INFORMATION

     Information about the directors and director nominees is below including the specific qualifications, attributes, experiences and skills described above.

Director Nominees

Class III – Term Expiring 2013

SAMUEL E. BEALL, III
Director of the Company since 1982     Age: 60

     Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since May 1995 and also as President of the Company since July 2004. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to May 1995 and President and Chief Operating Officer of the Company from September 1986 to June 1992. Mr. Beall also serves as a director of Windstream Corporation and is a board member of several private companies, including Pilot Corporation, Pilot Travel Centers, LLC, SSC Service Solutions Co., and Blackberry Hotel Company Inc.

     Qualifications:

  Management, leadership and strategy – Founded the Company and has 38 years of leadership experience in the casual dining industry. Responsible for setting and overseeing execution of strategic initiatives that have resulted in the significant growth and expansion of our operations during his tenure.
  Financial expertise – Ultimate responsibility for the execution of the Company’s financial plans.
  Marketing and consumer experience – Extensive marketing and promotional experience. Instrumental in the design of the Company’s national advertising strategies and campaigns and continues to influence marketing and promotional initiatives.
  Risk assessment and capital management – Manages complex business operations and has extensive experience in overseeing business risk. Responsible for designing and implementing the Company’s strategies to increase shareholder value.
BERNARD LANIGAN, JR.
Director of the Company since 2001     Age: 62

     Mr. Lanigan founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., a registered investment advisor and wealth management company, since 1981. Also, Mr. Lanigan founded and has served as Chairman of Lanigan & Associates, P.C., Certified Public Accountants and Consultants, since 1974.

     Qualifications:

  Management, leadership and strategy – More than 35 years of leadership experience through founding, establishment and management of companies that provide investment and wealth management, accounting, tax and financial consulting services.
  Financial expertise – Certified public accountant for 37 years and has over 35 years of experience in tax, accounting, and investment advising, wealth management, and mergers and acquisitions.
  Marketing and consumer experience – Thorough understanding of the casual dining industry and our customer base.
  Risk assessment and capital management – Extensive knowledge of and experience in accounting, tax, financial markets, lending, financing instruments, capital allocation and investing.
Directors Continuing in Office

Class I – Term Expiring 2011

JAMES A. HASLAM, III
Director of the Company since 1999     Age: 56

     Mr. Haslam has been President and Chief Executive Officer of Pilot Travel Centers, LLC, a nationwide operator of travel centers, since September 2001. Mr. Haslam served as Chief Executive Officer of Pilot Corporation, an operator of convenience stores and travel centers in 36 states, from July 1995 to September 2001 and since October 2008. From 1976 to 1995, Mr. Haslam was Executive Vice President of Pilot Corporation. Mr. Haslam also serves as a director of First Horizon National Corporation.

     Qualifications:

  Management, leadership and strategy – Provides the Board with significant experience in matters involving the running of a large company, mergers, acquisitions, and business combinations.
  Financial expertise – Extensive knowledge of lending, credit markets and finance and accounting.

  Marketing and consumer experience – In-depth knowledge and experience in retailing from his years of service as the Chief Executive Officer of Pilot Corporation as well as his years of prior service as a director of Dillard’s, Inc.
  Risk assessment and capital allocation – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.
R. BRAD MARTIN
Director of the Company since 2008     Age: 58

     Mr. Martin served as the Chairman and Chief Executive Officer of Saks Incorporated from 1989 until January 2006 and remained Chairman until May 2007. Mr. Martin also serves as a director of First Horizon National Corporation, lululemon athletica, inc. and Dillard’s, Inc.

     Qualifications:

  Management, leadership and strategy – Extensive experience in leading and managing retail industry operations, mergers, acquisitions and business combinations.
  Financial expertise – Strong skills in corporate finance and accounting and capital and credit markets. Has served as a member of our Audit Committee as well as the audit committees of several other public companies.
  Marketing and consumer experience – In-depth knowledge and experience in retailing from his years of service as the Chief Executive Officer of Saks Incorporated as well as his years of service as a director of Dillard’s, Inc. and lululemon athletica, inc.
  Risk assessment and capital allocation – Experienced in strategic planning, public company governance and risk assessment.
STEPHEN I. SADOVE
Director of the Company since 2002     Age: 59

     Mr. Sadove has served as Chief Executive Officer of Saks Incorporated since January 2006 and assumed the position of Chairman of the Board in May 2007. Before becoming Chief Executive Officer, Mr. Sadove served Saks Incorporated as Vice Chairman from 2004 to 2006 and Chief Operating Officer from 2002 to 2006. Prior to his position with Saks Incorporated, Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb Company and as President of Worldwide Beauty Care and Nutritionals from September 2000 to January 2001; as Senior Vice President of Bristol-Myers Squibb Company and as President of Worldwide Beauty Care and Nutritionals from 1998 to September 2000; as President of Worldwide Beauty Care and Nutritionals from 1995 to 1998; and as President of Clairol, Inc. from 1991 to 1995. Mr. Sadove also serves as a director of Colgate-Palmolive Co.

     Qualifications:

  Management, leadership and strategy – Leadership roles with several well-known consumer products and retail companies over the past 25 years.
  Financial expertise – Has overseen and managed operating budgets for various companies throughout his career and has ultimate responsibility for the execution of the financial plans in his current role as Chairman of the Board and Chief Executive Officer of Saks Incorporated.
  Marketing and consumer experience – Extensive understanding of consumer products and consumer behavior. Also possesses over 25 years of marketing experience and currently instrumental in shaping the marketing initiatives at Saks Fifth Avenue.
  Risk assessment and capital management – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.

Class II – Term Expiring 2012

CLAIRE L. ARNOLD
Director of the Company since 1994       Age: 63

     Ms. Arnold has been Chair and Chief Executive Officer of Leapfrog Services, Inc., a privately-held technical outsourcing company, since April 1998. Ms. Arnold served as President and Chief Executive Officer of Nicotiana Enterprises, Inc., a family holding company, from November 1992 to April 1994. Prior to that, Ms. Arnold was Chair and Chief Executive Officer of NCC L.P. from August 1979 to November 1992. Ms. Arnold also serves as a director of Schweitzer-Mauduit International, Inc.

     Qualifications:

  Management, leadership and strategy – Strategic and entrepreneurial leadership through 27 years as a chief executive officer, first with a wholesale consumer products company and currently with a technology-managed service provider.
  Financial expertise – Direct oversight of internal audit, corporate accounting, finance and lending. Has served on six different public company audit committees and chaired two.
  Marketing and consumer experience – Ten years of marketing and consumer experience with a major consumer products company, 12 years as marketing strategist in current company and an in-depth understanding of our industry and our customer base.
  Risk assessment and capital management – Risk assessment and capital management experience leading two growing companies; benchmarking other companies’ governance practices.
KEVIN T. CLAYTON
Director of the Company since 2006       Age: 47

     Mr. Clayton has served as President and Chief Executive Officer of Clayton Homes, Inc. (a Berkshire Hathaway Company) since 1999. Prior to serving as President and Chief Executive Officer, Mr. Clayton served as Chief Operating Officer of Clayton Homes, Inc. from 1997 to 1999 and as Vice President of Clayton Homes, Inc. and President of Vanderbilt Mortgage and Finance, Inc. from 1995 until 1997.

     Qualifications:

  Management, leadership and strategy – Chief executive officer experience through his leadership roles with Clayton Homes, Inc., which was a publicly-traded company prior to Berkshire Hathaway’s acquisition of the company in 1999.
  Financial expertise – Possesses in-depth knowledge and experience in the areas of finance, lending and credit markets.
  Marketing and consumer experience – Extensive sales and marketing experience in the housing industry including the retail sales of manufactured and modular homes.
  Risk assessment and capital management – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.
DR. DONALD RATAJCZAK
Director of the Company since 1981       Age: 67

     Dr. Ratajczak is a consulting economist who, from May 2000 until April 2003, was Chairman and Chief Executive Officer of BrainWorks Ventures, Inc. (formerly known as Auric Metals Corporation), a company that provided investment and advisory services for startup technology companies. From July 1973 until his retirement in June 2000, Dr. Ratajczak served as Professor and Director of the

Economic Forecasting Center at Georgia State University. Dr. Ratajczak also serves as a director of Crown Crafts, Inc., Citizens Trust Bank, and AssuranceAmerica Corporation (successor by merger to BrainWorks Ventures, Inc.).

     Qualifications:

  Management, leadership and strategy – Possesses management, leadership and strategy skills through his service to BrainWorks Ventures, Inc. and his academic achievements, namely as the founder and, from July 1973 to June 2000, the Director of the Economic Forecasting Center at the J. Mack Robinson College of Business Administration at Georgia State University.
  Financial expertise – Has served on the Company’s Audit Committee and on the Audit Committee of the Company’s predecessor, Morrison Restaurants Inc. since 1981. Has also served as audit committee chair of Crown Crafts, Inc. and Morgan Keegan & Company before it was acquired by Regions Bank in 2001.
  Marketing and consumer experience – Thorough understanding of the casual dining industry and the Company’s customer base.
  Risk assessment and capital management – Consulting economist for Morgan Keegan & Company, a broker/dealer company. Also possesses extensive knowledge of financial markets, capital allocation and lending.
The Board of Directors recommends that you vote FOR
the election of the two nominees for Class III directors named above.

Directors’ Independence

     As required by the New York Stock Exchange (“NYSE”) corporate governance standards, at all times a majority of the members of the Company’s Board are “independent” within the meaning of NYSE rules. To assist it in making the annual affirmative determination of each director’s independence, the Board has adopted Categorical Standards of Director Independence (“Categorical Standards”) which are posted on our website at http://rubytuesday.com/investors/governance. A director will be considered “independent” only if he or she meets the requirements of the Categorical Standards and the criteria for independence set forth from time to time by the NYSE corporate governance standards.

     The Board of Directors has affirmatively determined that all of the Company’s directors, with the exception of Mr. Beall, are independent under the Categorical Standards and the NYSE corporate governance standards. Mr. Beall is disqualified from being “independent” because he is also an executive officer of the Company. Each member of the Board’s Audit, Executive Compensation and Human Resources, and Nominating and Governance Committees is independent as required by the respective charters of each Committee and the NYSE corporate governance standards.

The Board’s Role in Risk Oversight

     The Board of Directors is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and as part of our culture and business strategy. The Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals.

     The Board has implemented the following risk oversight framework:

  know the major risks inherent in the Company’s business and strategy;
  evaluate risk management processes;

  encourage open and regular communication about risks between management and the Board; and
  cultivate a culture of integrity and risk awareness.
     While the Board oversees risk, Company management is responsible for managing risk. We have strong internal processes to identify and manage risk and communicate appropriately with the Board. These processes include quarterly risk assessment updates to the Directors, regular management disclosure committee meetings, Code of Business Conduct and Ethics, Code of Ethical Conduct for Financial Professionals, thorough quality assurance standards and systems, and a comprehensive internal and external audit process. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed and Directors are free to communicate directly with Internal Audit and senior management.

     The Board implements its risk oversight function both as a whole and through Committees. Board Committees meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. Notably:

  The Audit Committee oversees the risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the Code of Business Conduct and Ethics, Code of Ethical Conduct for Financial Professionals and the Company’s Whistleblower Policy. The Audit Committee members meet separately with the Company’s General Counsel, Director of Internal Audit and representatives of the Company’s independent accounting firm.
  The Executive Compensation and Human Resources Committee (the “Compensation Committee”) evaluates the risks and rewards associated with the Company’s compensation philosophy and programs.
  The Nominating and Governance Committee oversees and evaluates risks and opportunities related to evolving governance legislation and trends.
Board Leadership Structure

     Our current Board leadership structure is comprised of a combined position of Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Director and six other independent directors. Samuel E. Beall, III serves as Chairman of the Board and Chief Executive Officer, and James A. Haslam, III serves as Lead Director.

     The Chairman of the Board presides over meetings of the Board of Directors, presides over annual meetings of shareholders, consults and advises the Board and its committees on the business and affairs of the Company, and performs other responsibilities as may be assigned by the Board from time to time. The Chief Executive Officer is in charge of both overseeing the Company’s day-to-day operations and establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees.

     The Lead Director presides at all meetings of the Board at which the Chairman of the Board is not present. The Lead Director may call, and shall lead, non-management director and independent director sessions. The Lead Director serves as a liaison and facilitates communication between the Chairman of the Board and the independent directors. The Lead Director advises the Chairman of the Board on the Board’s informational needs, Board meeting agendas, and schedule of Board meetings.

     The Board believes that this leadership structure – a combined Chairman of the Board and Chief Executive Officer, a Lead Director, active and strong non-employee Directors, and committees led by independent Directors – is the most effective for the Company at this time. Since the Chief Executive Officer has the most extensive knowledge of the Company’s business, the Board believes that the Chief Executive Officer is in the best position to lead most effectively and to serve in the critical role of Chairman of the Board. In addition, as he is directly involved in managing the Company, having a Chairman who also serves as the Chief Executive Officer allows timely communication with the Board on critical business matters. The Board also believes there is a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by non-employee Directors.

2010 DIRECTOR COMPENSATION

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($) (1)	Total ($) (2)
Claire L. Arnold	80,500	109,996	190,496
Kevin T. Clayton	78,000	109,996	187,996
James A. Haslam, III	79,875	109,996	189,871
Bernard Lanigan, Jr.	88,000	109,996	197,996
R. Brad Martin	77,375	109,996	187,371
Dr. Donald Ratajczak	78,000	109,996	187,996
Stephen I. Sadove	88,000	109,996	197,996
____________________

(1)	Represents the grant date fair value of the equity awards as determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company calculates the grant date fair value of restricted shares as the closing value of Ruby Tuesday, Inc. common stock on the date prior to the grant date. The restricted shares awarded in fiscal year 2010 have a grant date fair value of $7.91. Additionally, the assumptions used in calculating the grant date fair value of these awards are disclosed in Note 11 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2010.

Outstanding stock award data is as follows:

Number of Unvested
Name	Stock Awards
Claire L. Arnold	25,844
Kevin T. Clayton	25,844
James A. Haslam, III	25,844
Bernard Lanigan, Jr.	25,844
R. Brad Martin	25,059
Dr. Donald Ratajczak	25,844
Stephen I. Sadove	25,844

(2)	No stock options were awarded to the Company's Directors in fiscal year 2010. The Directors' outstanding stock option awards as of June 1, 2010 are as follows:

	Number of Options	Number of Options
Name	Exercisable	Unexercisable
Claire L. Arnold	16,000	11,702
Kevin T. Clayton	8,000	11,702
James A. Haslam, III	16,000	11,702
Bernard Lanigan, Jr.	16,000	11,702
R. Brad Martin	-	11,702
Dr. Donald Ratajczak	16,000	11,702
Stephen I. Sadove	16,000	11,702

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors, and shareholders of greater than 10% of outstanding shares (“Reporting Persons”) to file certain reports with respect to beneficial ownership of the Company’s equity securities (“Section 16 Reports”). Based solely on the Company’s review of the Section 16 Reports, including any amendments to them, filed by the Company on behalf of its Reporting Persons and, where applicable, any written representation from any Reporting Persons that they were not required to file a Form 5, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 2010 have been complied with on a timely basis.

Directors’ Fees and Attendance

     During fiscal year 2010, the Board of Directors met once telephonically and four times at regularly scheduled meetings. Each director attended all Board meetings. Each director attended at least 80% of the total meetings of the Board committees of which he or she was a member that were held during the fiscal year.

     Directors who are employees of the Company receive no directors’ fees. All non-employee directors currently receive a quarterly retainer in the amount of $12,500 and a meeting attendance fee of $4,500 per regularly scheduled Board meeting attended. Non-employee directors serving on the Audit Committee, the Compensation Committee, or the Nominating and Governance Committee (other than the Chairs of such committees) do not receive any fee for attending committee meetings. Non-employee directors who undertake special projects for the Company or attend special meetings are entitled to fees ranging from $2,500 to $5,000 per day of service, except that they will not be entitled to fees for special meetings that occur on the same day as a meeting of the Board of Directors. The Audit Committee Chair receives an annual fee of $20,000, and the other members of the Audit Committee receive an annual fee of $10,000. The Compensation Committee Chair receives an annual fee of $20,000, and the other members of the Compensation Committee receive an annual fee of $7,500. The Nominating and Governance Committee Chair receives an annual fee of $5,000. Additionally, the non-employee director holding the position of Lead Director, a Board position the Company created during fiscal year 2010, receives an annual retainer of $25,000.

     All non-employee directors are permitted to participate in the Stock Incentive and Deferred Compensation Plan for Directors (“Directors’ Plan”), which is designed to provide incentives to eligible directors that are aligned with the interests of shareholders, to encourage share ownership by eligible directors, and to provide a means of recruiting and retaining qualified director candidates.

     The Directors’ Plan was amended and restated as of October 8, 2008. The Directors’ Plan permits non-employee directors to defer all or a portion (in 25% increments) of their retainers, and any additional meeting and committee fees, to a deferred compensation account. A director’s deferred compensation account is credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during the respective fiscal quarter. Amounts credited to a director’s deferred compensation account generally will be distributed starting on the earlier of (a) the first day of the calendar month after the director’s 70th birthday, or (b) the first January 15 or July 15 following when the director ceases to be a member of the Board of Directors.

     The Directors’ Plan provides that each non-employee director will be granted a restricted stock award, an award of stock options, or a blend of both as of the date of each annual meeting of the shareholders of the Company, beginning with the 2008 Annual Meeting, if the director is elected, re-elected, or otherwise continues to serve on the Board of Directors following such annual meeting of the shareholders of the Company.

     The Directors’ Plan also provides for annual equity grants to each non-employee director in an amount equal to the present value of $110,000 on the date of grant, which is the date of the annual shareholders’ meeting, if the director is elected, re-elected, or otherwise continues to serve on the Board of Directors at each annual meeting of the shareholders of the Company. This amount shall be indexed to the national Consumer Price Index, as described in the Directors’ Plan.

     Any shares subject to restricted stock awards granted pursuant to this annual equity grant will be granted on the date of the annual meeting of shareholders and will be valued at fair market value, defined by the Directors’ Plan to be the closing price of the Company’s Common Stock on the last trading day prior to the grant date as reported by the New York Stock Exchange. The shares granted shall vest in equal increments on each of the first three anniversaries of the date of grant, provided the director remains a director on such vesting dates. The shares may vest earlier in the event of death, disability, the director attaining age 70 or a change in control. Otherwise, any unvested shares shall be forfeited if a director ceases to be a director.

     Any options granted pursuant to this annual equity grant will be valued using a commonly accepted option valuation technique and will have an exercise price equal to the closing value as of the day before the date of the annual meeting of shareholders. Each annual option will expire generally upon the earlier of (i) the fifth anniversary of the option grant date or (ii) 90 days following the date the director ceases to serve as a director of the Company other than for cause, and 15 days following the date the director ceases to serve as a director of the Company if for cause. The annual options become exercisable 30 months following the date of grant or earlier in the event of death, retirement, disability, or certain changes in control.

     Shares of Common Stock purchased through the exercise of the annual options generally may not be transferred during any period of time, prior to the director’s death, that he or she has not attained his or her target ownership level. A director will be treated as having attained the target ownership level if he or she owns a number of shares of Common Stock with a fair market value equal to or exceeding $250,000. For purposes of determining the target ownership level only, “fair market value” under the Directors’ Plan means the highest closing price of the Company’s Common Stock for any day during the 30-day period ending on the date of each annual meeting.

Committees of the Board of Directors

     The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board has delegated certain authority to three standing committees as follows:

Audit Committee

     The Audit Committee maintains communications with the Company’s independent registered public accounting firm as to the nature of the auditors’ services, fees and such other matters as the Auditors believe may require the attention of the Board of Directors. The Audit Committee reviews the Company’s system of internal control over financial reporting and procedures and makes recommendations to the Board of Directors regarding them. The responsibilities of the Audit Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/governance. The Audit Committee met five times during fiscal year 2010 and all members attended 100% of the meetings. The current members of the Audit Committee are Bernard Lanigan, Jr. (Chair), Dr. Donald Ratajczak, and Kevin T. Clayton. The Board of Directors has determined that each member of the Audit Committee is independent as independence for audit committee members is defined under the NYSE corporate governance requirements and the SEC rules. All of the members of the Audit Committee have significant experience in financial matters and are financially literate as defined in Section 303A of the NYSE listing standards as such qualifications are interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that at least one member of the Audit Committee, Mr. Lanigan, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Executive Compensation and Human Resources Committee

     The Compensation Committee of the Board of Directors is responsible for setting the Company’s philosophy regarding executive compensation. The responsibilities of the Compensation Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/governance. The processes utilized by the Compensation Committee in fulfilling its responsibilities are more fully discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

     The Compensation Committee has retained a nationally known firm, Pearl Meyer & Partners, LLC (“Pearl Meyer & Partners”), as its independent compensation consultant. The Compensation Committee requests that Pearl Meyer & Partners provide information related to the Company’s compensation practices and the various compensation practices of its peer group. The scope of Pearl Meyer & Partners’ engagement and any fees paid for its services are approved by the Compensation Committee. Management works with Pearl Meyer & Partners to provide necessary information about the Company in order to complete the compensation surveys requested by the Compensation Committee. Pearl Meyer & Partners does not provide any other services to the Company. Further discussion of Pearl Meyer & Partners’ role in the Company’s compensation programs is contained within the “Compensation Discussion and Analysis” section of this Proxy Statement.

     The Compensation Committee met five times during fiscal year 2010 and all members attended at least 80% of the meetings. The Board of Directors has determined that each member of the Compensation Committee is independent as independence for compensation committee members is defined under the NYSE corporate governance requirements.

Compensation Committee Interlocks and Insider Participation

     During fiscal year 2010, the members of the Compensation Committee were Stephen I. Sadove (Chair), Claire L. Arnold, James A. Haslam, III (through January 5, 2010) and R. Brad Martin (as of January 5, 2010). Mr. Haslam is the President and Chief Executive Officer of Pilot Travel Centers, LLC and Chief Executive Officer of Pilot Corporation (each a privately held company), and the Company’s Chief Executive Officer, Samuel E. Beall, III, is a member of the Board of Directors of Pilot Travel Centers, LLC and of Pilot Corporation. Mr. Beall is not on the compensation committee of either entity and does not participate in the determination of Mr. Haslam’s compensation from Pilot Travel Centers, LLC or Pilot Corporation.

Nominating and Governance Committee

     The Nominating and Governance Committee (i) identifies individuals qualified to become Board members and recommends director nominees to the Board; (ii) recommends director nominees to the Board to serve on each committee of the Board; (iii) recommends to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to the Company; and (iv) leads the Board in its performance review of the Board, each committee of the Board, individual directors, and management. The responsibilities of the Nominating and Governance Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/governance. The Nominating and Governance Committee met four times during fiscal year 2010 and all members attended 100% of the meetings. The current members of the Nominating and Governance Committee are Claire L. Arnold (Chair), Kevin T. Clayton, James A. Haslam, III, Bernard Lanigan, Jr., R. Brad Martin, Dr. Donald Ratajczak, and Stephen I. Sadove. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent as independence for nominating committee members is defined under the NYSE corporate governance requirements.

Policy with Regard to Directors’ Attendance at the Annual Meeting of Shareholders

     The Board of Directors has adopted a policy requiring that, absent unusual circumstances, members of the Board of Directors are expected to attend each annual meeting of the shareholders of the Company. All of the members of the fiscal year 2010 Board of Directors attended the 2009 Annual Meeting of Shareholders.

Policy by Which a Presiding Director is Chosen to Chair Executive Sessions of Non-Management Directors

     The Lead Director serves as the chair of the executive sessions of the non-management directors. The non-management directors met without management present in executive session four times during fiscal year 2010.

Procedure for Shareholder Communication with Directors

     All interested parties may send communications to the Board of Directors, to individual directors, or to the non-management directors as a group by mail c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801. All interested parties may also send communications to the Board of Directors as a group by electronic mail in care of the Secretary at boardofdirectors@rubytuesday.com. Communications addressed to the non-management members of the Board of Directors are reviewed by the Secretary and directed to the appropriate director or directors for their consideration. The Secretary may not filter out any direct communications from being presented to the non-management members of the Board of Directors without instruction from directors. The Secretary maintains a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications. Such record includes the names of the addressee (if other than the Board of Directors as a group), the disposition by the Secretary, and in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The Secretary will provide a copy of the record upon the request of any member of the Board of Directors.

CORPORATE GOVERNANCE

     The Company is committed to the highest standards of integrity and corporate governance. We believe that our corporate governance policies and practices meet or exceed the requirements of the

Sarbanes-Oxley Act of 2002, the rules of the SEC, and the NYSE listing standards regarding corporate governance. In particular:

  the Board of Directors has adopted Categorical Standards of Director Independence;
  the Board of Directors has determined that all of the non-management directors are independent as independence of directors is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  all committees of the Board of Directors are composed of directors who are independent as independence of directors is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  the Board of Directors has determined that all of the members of the Audit Committee are independent as independence for audit committee members is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  the Board of Directors has established a Nominating and Governance Committee, which adopted its own charter;
  the Board of Directors has adopted Corporate Governance Guidelines;
  the Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all of the Company’s employees, including our executive officers; and
  the Board of Directors has represented that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly.
     The Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Categorical Standards of Director Independence, and Code of Ethical Conduct for Financial Professionals can be found on our website at http://rubytuesday.com/investors/governance. These materials are also available in print, without charge, upon request directed to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

PROPOSAL TWO

APPROVAL OF THE 2010 EXECUTIVE INCENTIVE COMPENSATION PLAN

     Section 162(m) of the Internal Revenue Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends on a number of factors, including shareholder approval of the plan under which the compensation is paid at least every five years. Because the 2006 Executive Incentive Compensation Plan (“2006 Executive Incentive Plan”) was last approved by shareholders at the 2006 Annual Meeting, the Company is now seeking shareholder approval of the 2010 Executive Incentive Compensation Plan (the “2010 Executive Incentive Plan”) in order to preserve deductibility going forward and to include the Company’s Senior Vice Presidents under this plan.

     We are requesting that shareholders vote in favor of the 2010 Executive Incentive Plan, which was approved by the Board on July 22, 2010. Approval of the proposed 2010 Executive Incentive Plan occurs if the affirmative vote of a majority of the votes cast by holders of the shares of Common Stock (including abstentions to the extent abstentions are counted as voting) are cast in favor of approval. If approved by shareholders, the 2010 Executive Incentive Plan will supersede the existing 2006 Executive Incentive Plan, which was last approved by our shareholders at the 2006 Annual Meeting.

     The following summary of certain material features of the 2010 Executive Incentive Plan is subject to the specific provisions contained in the full text of the 2010 Executive Incentive Plan as set forth in Annex A.

Purpose

     The purpose of the 2010 Executive Incentive Plan is to enable the Company to recruit and retain highly qualified individuals and to provide incentives to such individuals to attain our goals by providing eligible executives with incentive compensation based on the performance of the Company with the overall goal of enhancing shareholder value. The 2010 Executive Incentive Plan is designed with the intent that the incentive awards paid under the plan to eligible participants be deductible under Section 162(m) of the Internal Revenue Code.

Eligibility

     Each employee of the Company holding the position of Senior Vice President or above may be eligible to receive awards under the 2010 Executive Incentive Plan for one or more performance periods, if selected by the Compensation Committee for participation.

Description of General Terms

Administration

     The administration and operation of the 2010 Executive Incentive Plan will be supervised by the Compensation Committee (or a subcommittee of that committee). The Compensation Committee may delegate responsibility for the day-to-day administration and operation of the 2010 Executive Incentive Plan to employees of the Company. The Compensation Committee will interpret and construe the provisions of the 2010 Executive Incentive Plan, and any determination by the Compensation Committee will be final and conclusive. The 2010 Executive Incentive Plan will be interpreted in view of the intention that any grant of compensation under the plan be qualified as performance-based compensation within the meaning of Internal Revenue Code Section 162(m).

Performance Periods and Performance Criteria

     The Compensation Committee will establish for each eligible executive selected to participate in the 2010 Executive Incentive Plan the performance measures and the performance period to which the performance measures will relate. The performance period for any participant may consist of any continuous period of service determined by the Compensation Committee. Within 90 days after the commencement of a performance period, but in any event prior to the expiration of 25 percent of the applicable performance period, the Compensation Committee will establish the performance measures for payment of individual awards under the 2010 Executive Incentive Plan. The 2010 Executive Incentive Plan provides that at the time any performance measures are established, the outcome as to whether the performance measures will be met must be substantially uncertain.

     The Compensation Committee will establish performance measures under an objective formula or standard consisting of one or any combination of the following criteria:

Cash flow Earnings before interest, taxes, depreciation and amortization (EBITDA)	Retention of Company team members in general or in any specific category or level of employment

  Earnings per share (EPS)
  Net operating profit after taxes (NOPAT)
  Return on assets (ROA)
  Return on net assets (RONA)
  Return on equity (ROE)
  Return on invested capital (ROIC)
  Company, franchise or system same-restaurant sales (SRS)
  Company, franchise or system traffic growth (Guest Count Growth)
  Market share or related strength of brand measures related to consumer perception, including but not limited to brand relevance and guest satisfaction, in each case based on objective data such as guest or market surveys
  Economic value added (dollar spread between return on capital and cost of capital) (EVA)
  Gross revenues
  Operating income
  Operating cash flow
  Revenue, less cost of merchandise, payroll and related costs and other restaurant operating costs (Gross profit)

  Earnings before interest, depreciation and amortization (EBIDA)
  Earnings before interest and taxes (EBIT)
  Earnings before interest, taxes, depreciation, amortization and rent (EBITDAR)
  Company, franchise or system restaurant growth in number of new restaurants
  Average restaurant volume growth
  Fixed charge coverage ratio
  Sales and earnings performance
  Total shareholder return
  General and administrative costs (as a percentage of net sales or flat dollar amount)
  Consolidated net income
  Management of capital or operating expenditures
  Appreciation of stock price
  Market value added (Company market value less total capital employed)
  Debt levels, either alone or as a percentage of any other Performance Measure

     Performance measures may be described in terms of (i) Company-wide objectives, (ii) objectives that are related to performance of the division, department or function within the Company or an affiliate in which the participant receiving the incentive award is employed or on which the participant’s efforts have the most influence, (iii) performance solely in relation to objectives achieved during the performance period or as compared to past performance periods, and/or (iv) performance relative to the performance by a company or group of companies selected by the Compensation Committee with respect to one or more performance measures established by the Compensation Committee.

     The Compensation Committee may amend or adjust the performance goals or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements, changes in law or accounting or any other criteria as may be permissible under Section 162(m) of the Internal Revenue Code. In evaluating any such amendments or adjustments, however, the Compensation Committee will consider whether the action would cause any portion of the award, upon payment, to be nondeductible pursuant to Section 162(m).

Incentive Awards

     The incentive award for any performance period may be established by the Compensation Committee as either a flat dollar amount or a percentage of the applicable participant’s average base compensation, in either case conditioned upon the attainment of one or more performance measures established by the Compensation Committee for such participant. The term “average base compensation”

is defined to mean the average annual base salary paid to a participant over a performance period, exclusive of bonus and other incentive compensation, commissions, fringe benefits, employee benefits, expense allowances (nonaccountable or otherwise) and other nonrecurring forms of remuneration. After establishing the incentive award to be paid to a particular participant during a performance period, the Compensation Committee may reduce (but may not increase) such incentive award by a maximum of 25% based upon the Compensation Committee’s assessment of such participant’s performance during the applicable performance period with respect to other quantitative and qualitative goals established by the Compensation Committee from time to time.

     The amount of the incentive award payable to any participant attributable to a performance period of 12 months or less may not exceed $5,000,000. The incentive award payable to any participant attributable to a performance period that is greater than 12 months may not exceed $8,000,000.

     A participant will be entitled to receive payment of his or her incentive award, as determined in accordance with the terms of the incentive award, including the requirement that he or she has remained in the employ of the Company until the last day of the performance period. At the discretion of the Compensation Committee, a participant who ceases to be employed by the Company during a performance period due to death, disability and/or a change of ownership or control may be eligible for a pro rata payment.

     Incentive awards may be paid, at the discretion of the Compensation Committee, in cash or shares of Common Stock or a combination of cash and shares; provided, however, that any portion of an incentive award paid in shares of Common Stock must be funded under the Company’s 1996 Stock Incentive Plan (“1996 SIP”) or 2003 Stock Incentive Plan (“2003 SIP”) (or any successor plan). Incentive awards for each performance period are paid as soon as practicable after the close of such performance period, but not later than 2½ months thereafter and not before the Compensation Committee has certified in writing that the applicable performance measures were in fact satisfied. The Company has the right to deduct from each incentive award payment any federal, state and local taxes required to be withheld.

     The Compensation Committee may, in its discretion, institute a program allowing participants to defer the receipt of all or a portion of their incentive award otherwise payable in accordance with and subject to the rules and regulations promulgated under Section 409A of the Internal Revenue Code.

Amendments and Termination

     The Compensation Committee may at any time amend, suspend, discontinue or terminate the 2010 Executive Incentive Plan, except to the extent that the terms of any incentive award outstanding thereunder provides otherwise, and in no event may any amendment, suspension, discontinuance or termination adversely affect the accrued rights of a participant without such participant’s consent. In addition, any such amendment, suspension, discontinuance or termination shall require shareholder approval to the extent necessary to continue to qualify the payment or other settlement of incentive awards as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code or to the extent such shareholder approval would be required under the rules of the national securities exchange or Nasdaq quotation or market system on which the Company’s Common Stock is then traded.

Benefits to Named Executives and Others

     The Compensation Committee has determined that the Chief Executive Officer (who also serves as President), Executive Vice President, Senior Vice President – Chief Financial Officer, Senior Vice

President – Chief Technology Officer, Senior Vice President – Chief People Officer, Senior Vice President – Chief Marketing Officer, and Senior Vice President – Brand Development will participate in the 2010 Executive Incentive Plan for the 2011 fiscal year and may earn a maximum bonus, respectively, of $2,200,000, $745,200, $516,672, $516,672 $403,650, $269,100 and $480,000. No determinations of eligibility for, or level of participation in, the 2010 Executive Incentive Plan have been made for future fiscal years, though the Compensation Committee anticipates that all persons occupying eligible positions may participate in the plan in future years. The aggregate benefits and/or amounts that will be received in the future by eligible executives pursuant to the 2010 Executive Incentive Plan are not presently determinable.

Tax Consequences

     The 2010 Executive Incentive Plan is designed to ensure that the awards paid thereunder are deductible under Section 162(m) of the Internal Revenue Code. Payments to the executives under the 2010 Executive Incentive Plan will be taxable compensation to the recipient upon receipt and deductible as compensation by the Company.

The Board of Directors recommends that you vote
FOR approval of the 2010 Executive Incentive Compensation Plan.

COMPENSATION DISCUSSION AND ANALYSIS

     The following discussion provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other executive officers of the Company who were the most highly compensated and whose salary and bonus exceeded $100,000 in fiscal year 2010 (collectively, these persons are hereinafter referred to as the “Named Executives”). For fiscal year 2010, the Named Executives were Samuel E. Beall, III (“S. E. Beall, III”), Chairman of the Board, Chief Executive Officer and President (“Chairman, CEO and President”); Marguerite N. Duffy (“M. N. Duffy”), Senior Vice President – Chief Financial Officer (“SVP – CFO”); Kimberly S. Grant (K. S. Grant”), Executive Vice President (“EVP”); Nicolas N. Ibrahim (“N. N. Ibrahim”), Senior Vice President – Chief Technology Officer (“SVP – CTO”); and Robert F. LeBoeuf (“R. F. LeBoeuf”), Senior Vice President – Chief People Officer (“SVP – CPO”).

Executive Summary

     Despite continued challenges facing the U.S. economy and the restaurant industry in general, the Company made strides this year to strengthen its financial position through improved same-restaurant sales trends; emphasis on high quality and compelling value through menu differentiation, including our lobster offerings and award-winning beverage program; aggressive paying down of debt—helped in part through our equity offering in July 2009; and continued commitment to cost-saving measures and operating efficiencies. We are proud to note our improved same-restaurant sales trends each quarter throughout the year, our achievement of positive same-restaurant sales in the fourth quarter and the significant improvement in same-restaurant sales from down 7.9% in fiscal year 2009 to down only 1.3% in fiscal year 2010. These improving sales trends enabled the Company to outperform Knapp-Track™, the industry benchmark, by approximately three points. Additionally, the Company experienced significant improvement in our guest traffic results, outperforming the Knapp-Track™ benchmark on both a one-year and two-year basis in terms of traffic. The Company also paid down over $200 million of debt. The Company’s performance met or exceeded expectations in our key measures and goals for the year, particularly given protracted softness in consumer discretionary spending in light of continued high unemployment and a sluggish economic recovery.

     Based on the Company’s financial results, the Chief Executive Officer and other Named Executives earned 88% and 85%, respectively, of their maximum annual cash incentive opportunity for fiscal year 2010. Further, 100% of performance-based restricted stock awarded in fiscal year 2010 was earned.

     As was the case with fiscal year 2010, only modest changes are being made to the executive compensation program in fiscal year 2011, as discussed in more detail below. Executive base salaries, target annual cash incentive opportunities, and long-term incentive grant values will remain unchanged. The short-term incentive plan will focus on EPS growth and the long-term incentive grant mix will include stock options and restricted stock. The continued use of a pay structure with strong variable pay opportunities linked to strong financial results and stock price performance is the cornerstone of how we compete for talent and seek to align pay with performance.

Responsibility for Setting Executive Compensation Philosophy

     The Compensation Committee of the Board of Directors is responsible for setting the Company’s philosophy regarding executive compensation. The Compensation Committee is comprised entirely of non-employee directors and acts pursuant to a charter that has been approved by the Board and annually reviewed by the Compensation Committee. In its efforts to implement appropriate executive compensation packages for the Company, the Compensation Committee is assisted by Pearl Meyer & Partners.

     Certain of the Company’s executive officers, including the Senior Vice President – Chief People Officer, Senior Vice President – Chief Financial Officer, Vice President – General Counsel, and the Vice President – Corporate Controller, play the following roles in recommending the amount or form of executive compensation: preparing committee meeting materials related to the performance of the Compensation Committee’s duties; preparing summaries of executive officers’ total compensation; and proposing the adoption of and facilitating the design of new or amended compensation or benefit plans. In addition, the Company’s Senior Vice President – Chief People Officer provides support and background data concerning current compensation practices to the Compensation Committee and its consultants. The Chief Executive Officer also makes recommendations to the Compensation Committee for its consideration of compensation for executive officers. The Senior Vice President – Chief Financial Officer discusses and explains the calculation of financial performance goals for executive compensation plans.

Overall Compensation Philosophy

     The overall objectives of the Company’s compensation program are to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals of the Company’s business strategy through a “pay for performance” compensation structure. Specifically, the Company’s compensation structure seeks to reward executive performance that maximizes financial return to shareholders, prudently invests capital, and achieves certain targets for the Company’s sales.

     The key components of the Company’s executive compensation packages are base salary, annual cash incentive opportunities, and long-term equity-based opportunities. These components are used to provide a mixture of short-term cash compensation, which is intended as an immediate reward for positive results, and long-term equity incentives, which are intended to reward good decisions and consistent long-term results, align shareholder and executive interests, and provide a retention tool for the Company.

     As part of its overall deliberation process, the Compensation Committee compares total compensation, as well as each component of compensation, against the practices of similarly situated companies. Pearl Meyer & Partners assists the Company in identifying those companies against which it should measure the competitiveness of its compensation packages (the “Peer Group”) and compiles and presents data from the Peer Group. For the latest market study completed during fiscal year 2010, this Peer Group consisted of the following 23 publicly-traded restaurant and retail companies:

Ann Taylor Stores Corp.	Denny’s Corp.
Barnes & Noble, Inc.	DineEquity, Inc.
Bob Evans Farms, Inc.	The Dress Barn, Inc.
Brinker International, Inc.	Foot Locker, Inc.
Burger King Holdings, Inc.	Landry’s Restaurants, Inc.
California Pizza Kitchen, Inc.	O’Charley’s, Inc.
CBRL Group, Inc.	Panera Bread Company
The Cheesecake Factory Incorporated	P F Chang’s China Bistro, Inc.
Chico’s FAS, Inc.	Red Robin Gourmet Burgers
Chipotle Mexican Grill, Inc.	Texas Roadhouse, Inc.
CKE Restaurants, Inc.	Wendy’s/Arby’s Group, Inc.
Darden Restaurants, Inc.

     The companies in the Peer Group were selected during fiscal year 2009 based on having similar business models, in the same or similar industries, and comparable annual revenues and market capitalization. Compared to the prior executive compensation peer group, this Peer Group is focused more directly on the casual dining sector and has a reduced median revenue size and dispersion (low to high) in order to be more comparable to the Company.

     When reviewing and assessing executive compensation levels relative to the Peer Group, the Compensation Committee uses the following as general guidelines:

	Target Competitive Positioning -	Target Competitive Positioning –
Compensation Element	Executives	Chief Executive Officer
May be up to 90th
	In the range of 50th to 75th	Percentile of Peer Group.
Base Salary	Percentile of Peer Group.	(Driven by the CEO/Founder’s 38 years
	(Driven by individual experience,	of experience, roles and responsibilities,
	tenure, roles, and responsibilities.)	and strategic importance to the
Company.)
Total Cash Compensation	In the range of 50th to 75th	May be up to 90th
(Base Salary + Target	Percentile of Peer Group.	Percentile of Peer Group.
Annual Cash Incentives)	(Based on achievement against pre-	(Based on achievement against pre-
	established annual incentive targets.)	established annual incentive targets.)
	In the range of 50th to 75th	May be up to 90th
Total Direct Compensation	Percentile of Peer Group.	Percentile of Peer Group.
(Total Cash Compensation	(Based on achievement against pre-	(Based on achievement against pre-
+ Long-Term Equity	determined long-term incentive targets,	determined long-term incentive targets,
Incentives)	stock price appreciation, and/or	stock price appreciation, and/or
	continued service.)	continued service.)

     These guidelines apply to the target compensation levels for achieving target performance goals and reflect the Company’s desired emphasis on superior pay for superior performance. However, if the Company does not achieve its target performance goals then actual compensation levels will be below target, which was the case for actual compensation in fiscal years 2007-2009.

     In addition to the competitive positioning of compensation relative to the Peer Group, the Compensation Committee considers a variety of other relevant factors including the executive’s experience, tenure, roles and responsibilities, and the importance of the role relative to the Company’s short-term and long-term success. In considering these factors, the Compensation Committee relies on its overall judgment and does not use a specific formula or weighting of the various factors.

     In terms of the mix of compensation elements, the Company seeks to achieve an appropriate balance between fixed and variable compensation and between short-term and long-term incentives, with a goal of having such total compensation being appropriately competitive with respect to our Peer Group. For fiscal year 2010, the targeted compensation structure for the Named Executives resulted in a target pay mix that was 21% fixed (base salary) and 79% variable (short-term and long-term incentives) and 55% short-term (base salary and short-term incentives) and 45% long-term (long-term incentives). This target pay mix is aligned with the Company’s performance-based pay philosophy, is similar to the target pay mix of the Peer Group, and, as discussed below in the section entitled, “Analysis of Risk Associated with Executive Compensation Plans,” is not believed to encourage “excessive risk taking.”

     In addition to the key components, the Company sponsors an executive retirement plan and a deferred compensation plan and provides certain other benefits to all executives of the Company, including an executive severance plan as further discussed below.

Analysis of Risk Associated with Executive Compensation Plans

     In setting compensation, the Compensation Committee also considers the risks to shareholders and to achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Company believes that its executive compensation plans are appropriately structured and do not encourage executives to take unnecessary and excessive risks.

     The following elements of our executive compensation plans and policies were considered when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

  We set performance goals that we believe are reasonable in light of past performance and market conditions.
  We use multiple performance measures including same-restaurant sales and debt to EBITDAR.
  We use a blend of restricted stock and stock options for equity awards because restricted stock retains value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options “in-the-money.”
  The time-based vesting over three years for our long-term incentive awards, even after achievement of any performance criteria, ensures that our executives’ interests align with those of our shareholders for the long-term performance of the Company.
  Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.
  Our executive stock ownership policy requires our executives to hold certain levels of stock, not options, and restricted stock, which aligns a portion of their personal wealth to the Company’s long-term performance.
  We adopted a Clawback Policy in fiscal year 2011 pursuant to which the Company may recover any incentive compensation that was received as a result of a material misstatement of our financial statements.

Key Components of Compensation

Base Salary

     A portion of each executive’s compensation is comprised of base salary because the Compensation Committee believes it is appropriate to provide predictability and a fixed, liquid component in the compensation package. The Company’s general approach for base compensation of its executives, including the Chief Executive Officer and the Named Executives, is to establish salary ranges for position classes with market targets that are at the 90th percentile of the Peer Group for the Chief Executive Officer and in the 50th to 75th percentile for the Named Executives. Individual base salaries are based on a number of considerations including time in the position and individual performance.

     Base salaries for executives are set by the Compensation Committee at its meeting typically held in July. Any modifications made at that meeting are implemented retroactively to the first day of the then-current fiscal year. Adjustments to base salaries and salary ranges reflect the Compensation Committee’s assessment of average movement in the competitive market as well as improvement in individual performance. The Chief Executive Officer’s base salary for fiscal year 2010 was set in accordance with his employment agreement, which ended in January 2010. He has since continued in his employed role without an employment agreement, as further discussed in the subsection “Employment Agreement” below. Otherwise, the Compensation Committee is free to set executive base salaries at a level deemed appropriate for the individual executive and his or her position. While determining base salaries, the Compensation Committee is mindful of its goal to keep executive base salaries (other than the Chief Executive Officer’s) comparable to the base salaries of similar executives at companies in the 50th to 75th percentile of the Peer Group.

     The most recent competitive market study prepared by Pearl Meyer & Partners concluded that the Chief Executive Officer’s base salary was slightly below the 90th percentile of the Peer Group. Although this was only one of the factors considered by the Compensation Committee, for fiscal year 2011 it decided to maintain the Chief Executive Officer’s base salary at the fiscal year 2010 level. For the other Named Executives as a group, the competitive market study concluded that base salaries were near the 75th percentile. Because this is near the top of the desired range, no base salary increases were recommended or approved for fiscal year 2011.

Annual Cash Incentive Compensation

     The Company’s annual incentive plan directly links annual cash incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. It provides cash compensation to the Named Executives to the extent that these goals are met.

     Annual cash incentive plans are established by the Compensation Committee for all executives of the Company including the Chief Executive Officer, whose incentives were determined pursuant to the 2006 Executive Incentive Plan. As further discussed in the subsection Executive Incentive Plan below, any performance metric available under the 2006 Executive Incentive Plan was also available under the Cash Bonus Plan for the other Named Executives. In determining these plans, the Compensation Committee considers each executive’s respective organizational level and responsibilities, as well as competitive market practices. It is the Compensation Committee’s goal to offer annual incentive plans that provide compensation comparable to the incentive compensation available to similarly situated executives at companies in up to the 90th percentile of the Peer Group for the Chief Executive Officer and the 50th to 75th percentile for other executives.1
____________________

1	For the purposes of comparison to the Peer Group in setting annual cash incentive compensation, it is assumed that each executive will achieve “target” level goals.

     Corporate performance goals are established by the Compensation Committee near the beginning of each fiscal year. These goals are closely aligned with our overall business strategy of maximizing financial return to shareholders, prudently investing capital, and increasing the Company’s sales and are designed to emphasize those areas in which the Compensation Committee wishes to incent executive performance. In setting the performance goals, the Compensation Committee attempts to provide targets that are ambitious enough to drive executive performance while being conscious of the need to attract and retain top executive talent. The Compensation Committee retains the discretion to increase or decrease annual incentive payments based on a number of factors, including nonrecurring events affecting the Company or its financial statements or changes in law or accounting. In making such adjustments, however, the Compensation Committee considers whether the changes would cause any portion of an award to be nondeductible under Section 162(m) of the Internal Revenue Code as described more fully in the “Deductibility of Executive Compensation” section of this Proxy Statement. In addition, a material deficiency in internal control, an unfavorable variance in aggregate budgets (if applicable), or disregard for the Ruby Tuesday Mission and Brand Promises may lead to a reduction in an annual incentive payment.

     For fiscal year 2010, the performance metrics for executives and certain eligible employees of the Company’s Restaurant Support Center were same-restaurant sales, the ratio of debt to EBITDAR (as defined in the Company’s amended revolving credit facility, which is an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2010, and subject to certain adjustments2) and certain corporate objectives set forth in the grid below (the “Corporate Objectives”).

				% of potential
				Annual Cash
	Entry	Target	Maximum	Incentive
Metrics and payout by percent of target	(50%)	(100%)	(200%)	Compensation
Same-Restaurant Sales Growth	-4%	-2.7%	0.0%	37.5%
Debt to EBITDAR	3.75	3.36	3.00	37.5%
Corporate Objectives:
General and Administrative Expense less	102%	100%	N/A	6.25%
than or equal to Budget	of Budget	of Budget
Guest Satisfaction Index Results	57.5%	60.0%	N/A	6.25%
Management Turnover	24.0%	22.0%	N/A	6.25%
Team Turnover (hourly employees)	115.0%	110.0%	N/A	6.25%

     At target performance, same-restaurant sales and debt to EBITDAR were each weighted 37.5% and Corporate Objectives were collectively weighted 25% for purposes of determining how much of the potential annual cash incentive was earned by achieving the above metrics. For fiscal year 2010, the Company achieved same-restaurant sales of -1.3% and debt to EBITDAR of 2.71. Each of these metrics, including each Corporate Objective, stood alone for purposes of determining whether a Named Executive earned the related portion of his or her potential annual cash incentive. Payout levels of the annual cash incentive were interpolated once a Named Executive was deemed eligible for the entry level bonus for a particular metric but were capped at the maximum annual cash incentive. The Compensation Committee determined the targets for each of the metrics with the intention that they would be difficult to meet, based on analysis of recent Company performance in each of those metrics and the economic environment in general.
____________________

2	When the Compensation Committee approved the performance goals for fiscal year 2010, the formula for determining whether the performance goal had been achieved included adjustments to allow the Compensation Committee to disregard the impact of charges related to (i) the adoption of new tax or accounting rules; (ii) certain high-level strategic initiatives of the Company; and (iii) external events beyond the control of the Company.

     For Named Executives, annual incentive compensation awards were based on the following, depending on the structure of the individual executive’s incentive plan:

	Percentage of Base Salary
Name	Entry	Target	Maximum
Samuel E. Beall, III, Chairman of the Board, Chief Executive Officer
and President	50%	100%	175%
Kimberly S. Grant, Executive Vice President	40%	80%	160%
Marguerite N. Duffy, Senior Vice President – Chief Financial Officer	30%	60%	120%
Nicolas N. Ibrahim, Senior Vice President – Chief Technology Officer	30%	60%	120%
Robert F. LeBoeuf, Senior Vice President – Chief People Officer	25%	50%	100%

     Performance for fiscal year 2010 measured against the performance goals resulted in $3,547,580 in incentive compensation to these Named Executives. The cash incentives earned for fiscal year 2010 represented 88% of the maximum annual cash incentive for the Chief Executive Officer and 85% of the maximum annual cash incentive for the other Named Executives. This was the first year in the past four years that short-term incentives were earned at above target levels.

     The performance goals for fiscal year 2011 focus solely on achievement of specified increases in earnings per share and, as with those for fiscal year 2010, are, in the view of the Compensation Committee, difficult to meet. These goals are designed to encourage, and accordingly reward to the extent achieved, strong performance by the Company.

Long-Term Incentive Compensation

     All long-term incentive awards are granted under the Company’s shareholder approved 1996 SIP or 2003 SIP, which provide for grants to executives and other key employees at the regional partner level and above, depending upon the key employee’s position within the Company. Equity awards are the Company’s primary long-term incentive for executives and are intended both as a reward for positive long-term decisions and as a retention tool for the Company. In the past, the Company has favored stock options over restricted stock. However, as the casual dining sector of the restaurant industry has matured, it has become increasingly competitive. These market conditions, in addition to the adoption of FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation, (“ASC 718”), led the Company to transition its equity-award philosophy away from 100% stock options to a position that is more focused on a blend of stock options and restricted stock.

     For equity awards to Named Executives,3 in fiscal year 2010 (granted in July 2009), approximately 1/3 of each executive’s grant value was provided in the form of stock options, service-based restricted stock, and performance-based restricted stock, respectively. This mix was selected to effectively balance the primary objectives of the long-term incentive program – (i) shareholder alignment, (ii) performance linkage, and (iii) retention. The Committee reviews the grant mix each year, and reserves the right to alter the grant mix based on the relevant facts and circumstances leading up to each year’s grant. Such facts and circumstances include the varying weight of the objectives identified above as well as variables such as prevailing economic conditions, the overall pay-for-performance relationship, the number of shares available for grant under the shareholder approved equity plan, the resulting aggregate grant rate for the Company, and the Company’s ability to set reasonable multi-year performance goals.
____________________

3	Because Mr. Beall’s eligibility for retirement under the Company’s Executive Supplemental Pension Plan (“ESPP”) would trigger immediate vesting of a service-based restricted stock award should he choose to retire, IRS rules render the award taxable at time of grant. Therefore, the Company’s Compensation Committee chose to deliver the award in the form of a stock award instead of a restricted stock award.

     Equity grant values are reviewed and set each year by the Compensation Committee. In setting the annual equity grant values, the Committee considers each executive’s total compensation opportunity relative to the market information provided by its independent consultant as well factors such as the Company’s performance, the individual’s performance, total equity grants to all participants, the impact on share availability under the shareholder-approved equity plan, and the accounting cost. Based on these considerations, the Committee approved the following grant values and corresponding grant levels for fiscal year 2010 under a value-based grant mix of 1/3 stock options, 1/3 service-based restricted stock, and 1/3 performance-based restricted stock:

	Target Grant	Stock	Service–Based	Performance-
Executive	Value ($)	Options (#)	R-Stock (#)	Based R-Stock (#)
S. E. Beall, III	3,493,007	315,923	176,950	176,950
K. S. Grant	1,164,008	105,277	58,967	58,967
M. N. Duffy	645,996	58,427	32,725	32,725
N. N. Ibrahim	431,004	38,982	21,834	21,834
R. F. LeBoeuf	241,997	21,888	12,259	12,259

     Given the mix of equity awards granted, certain levels of company performance, stock price appreciation, and continued service were required before the realizable value to the executives would be equal to the targeted grant values as described in more detail below.

     Stock Options. The 2010 stock options were granted with an exercise price equal to the Fair Market Value of the Company’s stock on the date of grant, vest at the rate of 1/3 per year from the grant date, and expire seven years from the grant date. The number of options was determined by taking  1/3 of the target grant value and dividing by the Black-Scholes value of a stock option.

     Service-Based Restricted Stock. Except with respect to Mr. Beall, the 2010 service-based restricted stock vests after three years from the grant date (cliff vesting), or earlier under certain events such as death, disability, or retirement. The number of shares was determined by taking 1/3 of the target grant value and dividing by the closing stock price on the day before the grant date.

     Performance-Based Restricted Stock. The 2010 performance-based restricted stock was tied to 2010 performance as measured by the debt to EBITDAR ratio as finally reported by the Company to its lenders for fiscal year 2010. If the ratio was equal to or less than 3.75, 100% of the performance-based restricted shares would be earned. If the ratio was greater than 3.75, 0% of the performance-based restricted shares would be earned. Accordingly, no more than 100% of the shares granted could be earned; and any earned shares vested 1/3 upon being earned and 1/3 per year thereafter, except with respect to Mr. Beall whose shares vested upon attainment of the performance condition. The number of shares was determined by taking 1/3 of the target grant value and dividing by the closing stock price on the day before the grant date.

Executive Stock Ownership Requirements

     The Company believes that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders. To reinforce this philosophy, ownership requirements for the Company’s Common Stock have been developed for the Company’s top executives. The following requirements apply to various organizational levels: Chief Executive Officer, 100,000 shares; Executive Vice President, 50,000 shares; Senior Vice Presidents, 15,000 shares; and certain Vice Presidents, 5,000 shares. These objectives may be accomplished through the receipt of awards of restricted shares, the exercise of stock options, other stock incentives, open market purchases by the employee on his or her own behalf or by a spouse or on behalf of children under age 21, or through participation in the Company’s Predecessor Plan.

Ruby Tuesday, Inc. Severance Pay Plan

     In July 2010, the Company adopted the Ruby Tuesday, Inc. Severance Pay Plan. This plan is an ERISA plan designed to provide severance benefits at two times base salary to certain executive level employees of the Company in the event that their employment is involuntarily terminated, without cause, due to the elimination of their position or an announced corporate downsizing. The purpose of the plan is to attract and retain key executive talent and remain competitive with our industry peers.

Executive Compensation Clawback Policy

     In July 2010, the Company adopted an Executive Compensation Clawback Policy for the purpose of recovering any compensation, whether already paid or calculated to be paid, granted to an executive of the Company as a result of material noncompliance with financial reporting requirements that results in a restatement of the Company’s financial results, to the extent that such compensation is attributable to the erroneous financial data in excess of what would have been paid under the accounting restatement. The recovery period pursuant to the policy is up to three years preceding the date on which the Company is required to prepare the accounting restatement.

Perquisites and Other Benefits

Perquisites

     In fiscal year 2010, the Company maintained one airplane for business travel by the Company’s employees. In addition to business travel, the Board of Directors has expressed a preference for the Chief Executive Officer and his family and, upon the approval of the Chief Executive Officer, other executives and their families, to use the Company’s airplane for personal travel. The Chief Executive Officer and other executives are required to pay the Company in advance of such travel in an amount equal to the incremental cost to the Company for such flights.

Executive Supplemental Pension Plan

     Eligible Named Executives of the Company participate in the Company’s Executive Supplemental Pension Plan (“ESPP”). The ESPP is a nonqualified, unfunded, defined-benefit retirement plan for selected employees. As a condition of entry into the ESPP, future participants generally must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP. Benefits payable under the ESPP reduce the amount of benefits payable to a participant in the Management Retirement Plan.

Management Retirement Plan

     The Company’s Management Retirement Plan (“MRP”) provides a select group of management and highly compensated employees a defined level of retirement benefits. The MRP is a nonqualified, unfunded, defined-benefit retirement plan for employees with 15 or more years of credited service (as defined in the MRP) whose average annual compensation over a consecutive three calendar-year period equaled or exceeded $40,000. The MRP was frozen as of June 1, 2001, so that no additional benefits have accrued, and no new participants have been permitted since that date.

Retirement Plan

     The Company sponsors the Morrison Retirement Plan (the “Retirement Plan”). Under the Retirement Plan, participants are entitled to receive benefits based on salary and length of service. The Retirement Plan was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined-benefit plan. Benefits payable under the Retirement Plan reduce the amount of benefits payable to a participant in the ESPP or the MRP, as described above.

Deferred Compensation Plan

     The Company does not offer top executives the opportunity to participate in the Company’s 401(k) Plan. Instead, the Company maintains the 2005 Deferred Compensation Plan (“Deferred Compensation Plan”) under which eligible employees may elect to defer the same amount of annual compensation as participants in the Company’s 401(k) Plan may contribute to that plan. Currently, participants in the Deferred Compensation Plan may defer up to 50% of their annual base compensation to a maximum generally of $16,500 annually. Effective as of January 1, 2007, the Company ceased making a matching contribution for executives who hold a position of Senior Vice President or above and who participate in the ESPP. Effective January 1, 2009, for other eligible participants, the Company makes a matching contribution according to a sliding scale based on achievement of a same-restaurant sales performance factor and on years of service.

Executive Life Insurance Plan

     The Company also maintains an Executive Life Insurance Plan (“ELIP”) which provides participants with a life insurance benefit equal to four times their annual base salary. Under the ELIP, the Company purchases a term life insurance policy in each participant’s name and pays the premium on such policy during the participant’s employment with the Company. At retirement, the participant may choose to assume payment of the premium to continue the coverage.

     The Company also provides a group Accidental Death & Dismemberment policy for executives who participate in the ELIP. This policy provides for coverage in the amount of four times base salary up to a maximum of $1 million. The Company pays the premiums on this policy until coverage terminates at either retirement or separation from service.

Chief Executive Officer Compensation

     Mr. Beall’s base salary is computed pursuant to recommendations from the Compensation Committee, which took into consideration competitive market data. Mr. Beall agreed to an increase in his base salary of only 3.5% for fiscal year 2009, even though his employment agreement, which ended in January 2010, provided for an increase of 4%. Similarly, for fiscal year 2010, Mr. Beall agreed to a decrease in both his base salary and his target annual incentive, despite the increase provided for in his employment agreement. For fiscal year 2011, the Compensation Committee decided to keep Mr. Beall’s base salary at the fiscal year 2010 level and increase his maximum annual incentive from 175% to 200% of base salary. The lesser increase for fiscal year 2009, the decrease for fiscal year 2010 and the lack of increase for fiscal year 2011 were implemented in order to keep his base salary in line with the Company’s compensation strategy. Additional discussion is provided in the “Employment Agreement” section of this Proxy Statement.

Employment Agreement

     The Company had an employment agreement with Mr. Beall which ended on January 6, 2010 by agreement of the parties to that agreement. Earlier that month, the Company amended its ESPP, thereby preserving the Chief Executive Officer’s lump sum benefit in the event he retires after the expiration or termination of his employment agreement and removing the disincentive for him to discontinue his employment with the Company following the expiration of his employment agreement. Pursuant to the amended ESPP, the fixed lump sum payment amount to be made to Mr. Beall at or near the time of his retirement will be $8,068,250.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is “performance based.” The determination of whether compensation is performance based depends on a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company’s ability to deduct certain performance-based compensation under Section 162(m) of the Internal Revenue Code, the Company submitted to the shareholders for approval, and they approved, the 2006 Executive Incentive Plan at the 2006 Annual Meeting of Shareholders. The Company is now seeking shareholder approval of the 2010 Executive Incentive Plan. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m) of the Internal Revenue Code, the Compensation Committee, in structuring compensation programs for the Company’s top executive officers, intends to give strong consideration to the deductibility of awards.

COMPENSATION COMMITTEE REPORT

Board of Directors and Compensation Committee

     The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on this review, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the SEC.

     This report is submitted by the Compensation Committee, the current members of which are named below.

Stephen I. Sadove (Chair)
Claire L. Arnold
R. Brad Martin

SUMMARY COMPENSATION TABLE

     The following table summarizes the total compensation paid to or earned by each of the Named Executives during fiscal years 2010, 2009 and 2008.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards ($)	Awards ($)	Compensation	Earnings ($)	Compensation
Position	Year	($) (1)	($) (2)	(3)	(3)	($) (4)	(5)	($) (6)	Total ($)
S. E. Beall, III	2010	1,100,000	-	2,328,662	1,164,345	1,691,741	373,089	14,647	6,672,484
Chairman, CEO	2009	1,164,375	-	616,089	244,125	856,136	636,786	15,489	3,533,000
and President	2008	1,125,000	-	2,778,422	908,140	-	-	16,303	4,827,865
M. N. Duffy	2010	430,560	-	430,661	215,335	439,402	426,307	2,043	1,944,308
SVP -- CFO	2009	430,560	-	94,689	37,520	165,716	204,767	2,885	936,137
	2008	416,000	-	444,010	145,157	-	121,337	2,151	1,128,655
K. S. Grant	2010	465,750	-	776,006	388,002	633,753	389,894	1,033	2,654,438
EVP	2009	465,750	-	159,075	63,034	239,014	179,657	1,875	1,108,405
	2008	450,000	-	746,089	243,864	-	391,366	8,948	1,840,267
N. N. Ibrahim	2010	430,560	-	287,335	143,669	439,402	267,238	11,654	1,579,858
SVP -- CTO	2009	430,560	-	79,538	31,517	165,716	126,996	12,496	846,823
	2008	416,000	-	373,045	121,931	-	85,279	7,341	1,003,596
R. F. LeBoeuf(7)	2010	403,650	-	161,328	80,669	343,283	450,529	3,593	1,443,052
SVP -- CPO	2009	403,650	-	53,025	21,012	129,466	219,644	4,435	831,232
____________________

(1)	Represents actual base salary payments made to the Named Executives in fiscal years 2010, 2009 and 2008.

(2)	Represents non-performance-based guaranteed cash payments. In fiscal years 2010, 2009 and 2008, no non-performance-based guaranteed cash payments were made to any Named Executive as all cash incentives were performance-based and reflected in the column titled “Non-Equity Incentive Plan Compensation.”

(3)	Represents the grant date fair value of the equity awards as determined in accordance with GAAP. The Company calculates the grant date fair value of stock awards as the closing value of Ruby Tuesday, Inc. common stock on the date prior to the grant date. The stock awards awarded in fiscal years 2010, 2009, and 2008 have a grant date fair value of $6.58, $7.00, and $7.82, respectively. The grant date fair value reflected for stock awards is based on those performance-based restricted shares that are expected to vest. The Company calculates the grant date fair value of stock options using a Black-Scholes option pricing model. The assumptions used in calculating the grant date fair value of the stock option awards are described below:

	Interest	Volatility	Dividend	Expected Term
Grant Date	Rate (%)	(%)	Yield (%)	(Years)
June 7, 2009	2.0	72.9	0.0	4.0
July 7, 2009	2.2	69.1	0.0	4.5
July 7, 2009	2.4	66.4	0.0	5.0
July 18, 2008	3.1	39.6	0.0	4.0
April 2, 2008	2.1	35.7	0.0	4.0

Additionally, the assumptions used in calculating the grant date fair value of these awards are disclosed in Note 11 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2010.

The decrease in the value of stock and option awards for fiscal year 2009 was attributable to a change in the Company’s annual grant cycle which occurred in fiscal year 2009 when the annual grant cycle was moved from April to July. In order to transition executives to the new cycle, an award of approximately 25% of a typical annual award was made in July 2009.

(4)	Represents pay outs under the 2006 Executive Incentive Plan for Mr. Beall and the Cash Bonus Plan as in effect for fiscal years 2010, 2009 and 2008 for the other Named Executives. Further discussion on the 2006 Executive Incentive Plan and non-equity incentive awards for other Named Executives can be found in the "Annual Cash Incentive Compensation" section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(5)	Represents the actuarial increase during fiscal years 2010, 2009 and 2008 in the pension value provided under pension plans only as the Company does not pay above-market or preferential earnings on non-qualified deferred compensation. The amount included for fiscal year 2008 is the difference between the actuarial present values of pension benefits measured as of March 31, 2007 and March 31, 2008. However, the amount for fiscal year 2009 is the difference between the actuarial present values of pension benefits measured as of March 31, 2008 and June 2, 2009 – 14 months rather than one year. March 31 was used as the measurement date prior to fiscal year 2009 because it was the date as of which the Company measured its retirement benefit obligations for accounting purposes. Beginning in fiscal year 2009, the Company changed its measurement date to the end of its fiscal year (June 1, 2010 for fiscal year 2010 and June 2, 2009 for fiscal year 2009) to comply with GAAP.

(6)	All Other Compensation is as follows:

			Registrant	Personal
			Contributions	Use of
		AIG	to Defined	Company
	Insurance	premiums	Contribution	Aircraft	Total
Name	($)	paid	Plans ($)	($)	($)
S. E. Beall, III	14,215	432	-	-	14,647
M. N. Duffy	1,611	432	-	-	2,043
K. S. Grant	601	432	-	-	1,033
N. N. Ibrahim	11,222	432	-	-	11,654
R. F. LeBoeuf	3,161	432	-	-	3,593

(7)	Mr. LeBoeuf was not a Named Executive in fiscal year 2008.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010

							All Other
							Stock	All Other
							Awards:	Option
							Number	Awards:			Grant Date
					Estimated Future Pay		of Shares	Number of	Exercise or	Closing	Fair Value
					Outs Under Equity		of Stock	Securities	Base Price	Price on	of Stock
		Estimated Future Pay Outs Under Non-			Incentive Plan Awards		or Units	Underlying	of Option	Date of	and Option
		Equity Incentive Plan Awards (1)			(2)		(3)	Options (4)	Awards (5)	Grant	Awards (6)
	Grant	Threshold	Target	Maximum	Threshold	Target
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
S. E.	07/07/09	825,000	1,100,000	1,925,000
Beall, III	07/07/09				-	176,950	176,950				2,328,662
	07/07/09							315,923	6.58	7.40	1,164,345
M. N.	07/07/09	129,168	258,336	516,672
Duffy	07/07/09				-	32,725	32,725				430,661
	07/07/09							58,427	6.58	7.40	215,335
K. S.	07/07/09	186,300	372,600	745,200
Grant	07/07/09				-	58,967	58,967				776,006
	07/07/09							105,277	6.58	7.40	388,002
N. N.	07/07/09	129,168	258,336	516,672
Ibrahim	07/07/09				-	21,834	21,834				287,335
	07/07/09							38,982	6.58	7.40	143,669
R. F.	07/07/09	100,913	201,825	403,650
LeBoeuf	07/07/09				-	12,259	12,259				161,328
	07/07/09							21,888	6.58	7.40	80,669
____________________

(1)	Represents the potential pay out range as established under the 2006 Executive Incentive Plan for Mr. Beall and the Cash Bonus Plan as in effect for fiscal year 2010 for the other Named Executives. The Cash Bonus Plan pay out range is from 25% to 160% for Named Executives other than Mr. Beall. The 2006 Executive Incentive Plan pay out range for Mr. Beall is from 75% to 175% for fiscal year 2010. Further discussion of the 2006 Executive Incentive Plan and non-equity incentive awards for other Named Executives can be found in the "Annual Cash Incentive Compensation" section of the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual fiscal year 2010 pay out can be found in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” section of this Proxy Statement.

(2)	Represents performance-based restricted shares granted in fiscal year 2010. Awards vest based on the attainment of a certain adjusted total debt to consolidated EBITDAR ratio for fiscal year 2010. In addition to the performance condition, the Named Executives, other than the Chief Executive Officer, must satisfy a service condition in order for the award to vest. Further details on the vesting criteria of these awards can be found in the “Outstanding Equity Awards at Fiscal Year-End For 2010” section of this Proxy Statement.

(3)	With the exception of Mr. Beall, amounts represent restricted stock awards which will cliff vest on August 1, 2012. Mr. Beall’s amount represents an award of common stock with no restrictions.

(4)	Represents nonqualified stock options granted with a seven-year term. All awards vest in three annual installments beginning June 1, 2010.

(5)	Represents the closing stock price of a Ruby Tuesday, Inc. common share on July 6, 2009, the day before the grant date.

(6)	Represents the grant date fair value of the equity awards. Amounts shown for the performance-based restricted stock awards reflect the probable outcome for the award, which assumes that the maximum number of restricted shares will vest. The assumptions used in calculating the grant date fair value of these awards are disclosed in Note 11 to the consolidated financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2010

	Option Awards				Stock Awards
					Number		Equity	Equity
					of		Incentive Plan	Incentive Plan
					Shares		Awards:	Awards:
	Number of	Number of			or Units	Market	Number of	Market or Pay
	Securities	Securities			of Stock	Value of	Unearned	Out Value of
	Underlying	Underlying			That	Shares or	Shares, Units	Unearned
	Unexercised	Unexercised			Have	Units of	or Other	Shares, Units
	Options	Options	Option	Option	Not	Stock That	Rights That	or Other Rights
	Exercisable	Unexercisable	Exercise	Expiration	Vested	Have Not	Have Not	That Have Not
Name	(#)	(#) (1)	Price ($)	Date	(#) (2)	Vested ($)	Vested (#)	Vested ($)
S. E. Beall, III	516,454		30.14	03/28/11
	305,260		28.19	04/10/12
	105,308		6.58	07/07/16
		201,884	18.44	12/18/12
		376,884	7.82	04/02/13			149,636 (3)	1,556,214
		99,998	7.00	07/18/13			43,463 (3)	452,015
		105,308	6.58	07/07/16			176,950 (4)	1,840,280
		105,307	6.58	07/07/16
M. N. Duffy	100,000		30.14	03/28/11
	42,625		28.19	04/10/12
	19,476		6.58	07/07/16
		60,241	7.82	04/02/13			23,918 (3)	248,747
		15,369	7.00	07/18/13			6,680 (3)	69,472
		19,476	6.58	07/07/16			32,725 (4)	340,340
		19,475	6.58	07/07/16			32,725 (5)	340,340
K. S. Grant	150,000		30.14	03/28/11
	85,250		28.19	04/10/12
	35,093		6.58	07/07/16
		101,205	7.82	04/02/13			40,182 (3)	417,893
		25,820	7.00	07/18/13			11,222 (3)	116,709
		35,092	6.58	07/07/16			58,967 (4)	613,257
		35,092	6.58	07/07/16	16,666	173,326	58,967 (5)	613,257
N. N. Ibrahim	100,000		30.14	03/28/11
	42,625		28.19	04/10/12
	12,994		6.58	07/07/16
		50,602	7.82	04/02/13			20,091 (3)	208,946
		12,910	7.00	07/18/13			5,611 (3)	58,354
		12,994	6.58	07/07/16			21,834 (4)	227,074
		12,994	6.58	07/07/16			21,834 (5)	227,074
R. F. LeBoeuf	90,000		30.14	03/28/11
	28,417		28.19	04/10/12
	7,296		6.58	07/07/16
		33,735	7.82	04/02/13			13,394 (3)	139,298
		8,607	7.00	07/18/13			3,741 (3)	38,906
		7,296	6.58	07/07/16			12,259 (4)	127,494
		7,296	6.58	07/07/16			12,259 (5)	127,494

____________________

(1)	The vesting dates for each unexercisable stock option award are as follows:

Stock Option	Vesting Date
Expiration Date
12/18/12	06/18/10
04/02/13	10/02/10
07/18/13	01/18/11
07/07/16	06/01/11
07/07/16	06/01/12

(2)	Represents restricted stock award granted on 10/05/05. The vesting date of the award is as follows:

Number of	Vesting Date
Restricted Shares
16,666	10/05/10

(3)	Represents performance-based restricted shares which were earned in fiscal year 2009 and will vest if the Named Executives satisfy a service condition. The remaining shares will vest as follows:

Continuous Service Date	Vesting Percentage
06/02/10 – 05/31/11	50%
06/01/11 – thereafter	50%

The service condition as described above will be deemed satisfied and all unvested shares will vest according to fulfillment of the performance conditions if the following occurs and if the Named Executive has provided continuous service through the date of such event: the Named Executive’s termination without cause or termination due to death or disability, retirement, or due to a change in control, or, with the exception of Mr. Beall, due to divestiture. Mr. Beall’s award is not subject to early vesting in the event of divestiture and he is entitled to retire at any time.

(4)	Represents performance-based restricted shares which will vest and pay out based on the attainment of achieving a certain adjusted total debt to consolidated EBITDAR ratio for fiscal year 2010. On August 2, 2010, the Compensation Committee confirmed that the performance-based restricted shares were earned. In addition to the performance conditions, the Named Executives, other than the Chief Executive Officer, must satisfy the following service condition in order for the award to vest:

Continuous Service Date	Vesting Percentage
Prior to 08/01/10	0%
08/01/10 – 07/31/11	33 1/3%
08/01/11 – 07/31/12	66 2/3%
08/01/12 – thereafter	100%

The service condition as described above will be deemed satisfied and all unvested shares will vest according to fulfillment of the performance conditions if the following occurs and if the Named Executive has provided continuous service through the date of such event: the Named Executive's termination without cause or termination due to death or disability, retirement, or due to a change in control, or, with the exception of Mr. Beall, due to a divestiture. Mr. Beall's award is not subject to early vesting in the event of divestiture and he is entitled to retire at any time.

(5)	Represents service-based restricted shares which will cliff vest on August 1, 2012.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

     The following table presents information regarding exercises of options to purchase shares of Common Stock and stock awards that vested during fiscal year 2010 for each of the Named Executives.

	Option Awards		Stock Awards
			Number of
	Number of Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
Name	Exercise (#)	on Exercise ($)	Vesting (#)	Vesting ($)
S. E. Beall, III	-	-	96,550	762,745
M. N. Duffy	-	-	15,299	120,862
K. S. Grant	-	-	42,369	334,548
N. N. Ibrahim	-	-	12,851	101,523
R. F. LeBoeuf	-	-	8,567	67,679

NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Year-End
Name	Year($) (1)	Year ($) (2)	Year ($)	($)	($)
S. E. Beall, III	-	-	20,395	-	351,720
M. N. Duffy	16,500	-	70,487	-	478,515
K. S. Grant	-	-	34,180	(12,666)	102,726
N. N. Ibrahim	-	-	53,030	-	218,019
R. F. LeBoeuf	-	-	3,225	-	11,203

____________________

(1)	Represents the base salary deferred by each Named Executive during fiscal year 2010. These deferrals are included in the “Salary” column of the “Summary Compensation Table” section of this Proxy Statement.

(2)	Represents the matching contributions credited to each Named Executive during fiscal year 2010. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” section of this Proxy Statement.

     A description of the Deferred Compensation Plan can be found in the “Deferred Compensation Plan” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

PENSION BENEFITS FOR FISCAL YEAR 2010

		Number of	Present	Payments
		Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)	Benefit ($)	($)
	Ruby Tuesday, Inc. Executive
S. E. Beall, III	Supplemental Pension Plan	38	8,068,250	-
	Morrison Retirement Plan		241,812	-
	Ruby Tuesday, Inc. Executive
M. N. Duffy	Supplemental Pension Plan	20	1,344,279	-
	Ruby Tuesday, Inc. Executive
K. S. Grant	Supplemental Pension Plan	18	960,917	-
	Ruby Tuesday, Inc. Executive
N. N. Ibrahim	Supplemental Pension Plan	13	731,232	-
	Ruby Tuesday, Inc. Executive
R. F. LeBoeuf	Supplemental Pension Plan	24	1,483,291	-

     Messrs. Beall, Ibrahim, LeBoeuf, and Mses. Duffy and Grant have an accumulated benefit under the provisions of the ESPP. Additionally, Mr. Beall has an accumulated benefit under the provisions of the Retirement Plan. Key actuarial assumptions for the present value of accumulated benefit calculation can be found in Note 9 of our Annual Report on Form 10-K for the fiscal year ended June 1, 2010.

     Material terms and conditions of the ESPP and Retirement Plan are described below.

Executive Supplemental Pension Plan

     A participant’s accrued benefit in the ESPP equals 2.5% of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service (as defined in the ESPP) but not in excess of 20 years of such service, plus 1% of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service, less the retirement benefit payable in the form of a single life annuity payable to the participant under the Retirement Plan and less an offset for Social Security benefits calculated based on the most generous formula in effect under the Social Security laws during the participant’s membership in the ESPP.

ESPP Benefit = 2.5% x Average Five-Year Base Salary x Years of Continuous
Service (not in excess of 20) + 1.0% x Average Five-Year Base Salary x Years of
Continuous Service (greater than 20 but not in excess of 30) - Retirement Plan
Benefit - Social Security Benefit

     Base salary includes commissions but excludes bonuses and other forms of remuneration other than salary. Benefits become vested after the participant has completed 10 years of service. Normal retirement age for purposes of the ESPP is age 60, although a participant may retire with an actuarially reduced benefit as early as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits, enhanced benefits, and/or early commencement of benefit payments, depending on age and service criteria specified in the ESPP. A participant’s receipt of unreduced early retirement benefits is conditioned on not competing with the Company for a period of two years following retirement.

     On July 11, 2007, the Compensation Committee approved and adopted the restated and amended ESPP which provided for, among other things, a lump-sum payment option. Accordingly, participants retiring after that date may elect to receive payment of their benefit in the following forms:
  a lump-sum payment;
  a life annuity providing for monthly payments for the life of the participant;
  a life annuity providing for monthly payments for the life of the participant with a guaranteed term certain of 10 years (“10-year certain”) or 20 years (“20-year certain”) as specified by the participant;
  a 100%/50% joint and survivor annuity;
  a 100%/75% joint and survivor annuity; or
  a 100%/100% joint and survivor annuity.
Retirement Plan

     A participant’s accrued annual benefit is determined generally by adding (A) and (B) below, as applicable:

(A)
1/4% of pay up to that year’s Social Security Wage Base, plus 1 1/4% of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and

(B)	1/4% of average pay for the highest consecutive five years from 1976 through 1985, up to $14,400, plus 1 1/4% of such pay in excess of $14,400, multiplied by the number of credited years of service with the Company up to January 1, 1986.

     Normal retirement age for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried, or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is selected by the participant from a range of options made available under the Retirement Plan. A participant’s accrued benefit is vested upon completion of five years of service after age 18.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

     The following table presents information as of the end of fiscal year 2010 with respect to equity compensation plans of the Company:

	(a)	(b)	(c)
	Number of	Weighted-	Number of Securities
	Securities to be	Average	Remaining Available for
	Issued Upon	Exercise Price	Future Issuance Under
	Exercise of	of Outstanding	Equity Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Reflected in
Plan Category	and Rights (#)	Rights ($)(1)	Column (a)) (#)
Equity compensation plans approved by
security holders	7,524,671	19.70	3,478,638 (2)
Equity compensation plans not
approved by security holders (3)	169,251 (4)	-	- (5)
Total	7,693,922	19.70	3,478,638
____________________

(1)	Represents weighted average exercise price of outstanding options only.

(2)	This amount consists of 108,837 shares available for future issuance under the Directors’ Plan, 495,668 shares available for issuance under the 1996 SIP, and 2,874,133 shares available for issuance under the 2003 SIP.

(3)	The equity compensation plans in this category are the Predecessor Plan and the shares subject to options issued under the SIP before it was approved by shareholders. The material features of these plans are described in Notes 9 and 11 to the Company’s Consolidated Financial Statements for fiscal year 2010.

(4)	Represents share equivalent units outstanding under the Predecessor Plan.

(5)	Does not reflect shares that may become issuable under the Predecessor Plan because the Company does not have a specific number of shares reserved for issuance under that plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The information below describes and quantifies certain payments and benefits that would be provided under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment of each of the Named Executives, assuming a June 1, 2010 termination date or change-in-control date and, where applicable, using a closing price of $10.40 per share for the Company’s Common Stock on that date.

     Due to the number of factors that affect the nature and amount of any payments or benefits provided upon the events discussed below, any actual amounts paid or distributed may be different.

Deferred Compensation

     The Named Executives are eligible to participate in two deferred compensation plans. Deferrals made prior to 2005 were made under the Predecessor Plan and deferrals in 2005 and later were made under the Deferred Compensation Plan. Messrs. Beall and Ibrahim and Mses. Duffy and Grant participate in both plans, whereas Mr. LeBoeuf has only participated in the Predecessor Plan.

     The last column of the “Nonqualified Deferred Compensation Table” reports each Named Executive’s aggregate balance in the Predecessor Plan and the Deferred Compensation Plan at June 1, 2010. If the Named Executives had terminated employment on the last day of fiscal year 2010, the Company would have been required to distribute from its general assets to each Named Executive the amount in his or her deferred compensation account. As described below, the timing and form of distribution would have depended upon the participant’s election, the plan rules, and, in the case of distributions under the Predecessor Plan, the discretion of the plan administrator. The account balances continue to be credited with increases and decreases reflecting changes in the value of the underlying investments; therefore, amounts actually received by the Named Executives may differ from those shown in the “Nonqualified Deferred Compensation Table” section of this Proxy Statement.

     Distributions from the Predecessor Plan are made at termination of employment, retirement, disability, or death and are either in a lump sum or annual or more frequent installments, as determined by the plan administrator.

     The timing and form of distributions under the Deferred Compensation Plan are determined by the elections of each plan participant. A participant’s election may be different for each annual deferral, and under certain circumstances, a participant may change one or more of his or her annual deferral elections. Under the default rule, deferrals are paid in a lump sum in January immediately following the calendar year in which the participant attains age 55 if a termination of employment occurs prior to that age. Otherwise, benefits under the Deferred Compensation Plan will be paid in the form of a lump sum distribution in the month of January immediately following a termination of employment but no later than the end of January following the year in which the participant attains age 65. As an alternative to the default rule, a participant may elect one of the following payment choices: (i) payment in a lump sum in January of the year of the participant’s choice or, if earlier, in the month of January following the calendar year in which the participant terminates employment, or (ii) payment in annual installments for a period of the participant’s choice not exceeding 10 years, commencing in January of the year of the participant’s choice or, if earlier, commencing in the month of January following the calendar year in which the participant terminates employment.

Equity Awards

     The Named Executives have received grants of both stock options and restricted stock. Ms. Grant received a grant of 50,000 restricted shares on October 5, 2005. If Ms. Grant’s employment is terminated for any reason, any of the 50,000 restricted shares that are not vested at the time of the termination will be forfeited. With the exception of the one-time grant of 50,000 restricted shares to Ms. Grant, restricted stock awarded to the Named Executives, other than the Chief Executive Officer,4 prior to fiscal year 2011 is subject to service conditions and a portion of the awards are also subject to performance conditions. Vesting of restricted stock awards, other than the one-time grant of 50,000 restricted shares to Ms. Grant, will be accelerated upon certain events. Therefore, if a termination of employment without cause or due to death, disability, retirement or had a divestiture or a change in control occurred on the last day of the 2010 fiscal year, the vesting of restricted stock awards would have
____________________

4	Because of Mr. Beall’s eligibility for retirement under the ESPP, his service-based stock awards vest at the time of grant and his performance-based restricted stock awards vest upon attainment of the performance conditions.

been accelerated and the Named Executives would have received, in the case of performance shares, that number of restricted shares that were earned in accordance with the performance condition as determined by the Compensation Committee at its August 2009 and 2010 meetings. For service shares, all of the restricted shares would have vested under the early vesting scenarios described above.

     If any of the Named Executives’ employment were to be terminated (i) involuntarily other than for cause, (ii) due to death, disability, divestiture, or retirement, or (iii) if the Company experienced a change in control, any non-exercisable stock options would become exercisable. In the event of termination due to early retirement, a portion of the stock options would become exercisable for Messrs. Ibrahim and LeBoeuf and Mses. Duffy and Grant. While the early retirement provision applies to certain of Mr. Beall’s unvested stock options, this provision had no practical effect because, as of the end of fiscal year 2010, he met the criteria for normal retirement and such options would have fully vested in the event of his normal retirement.

     The following table provides the intrinsic value (the value of the option award based upon the Company’s closing stock price on June 1, 2010 minus the exercise price) of restricted stock and stock option awards that would become exercisable or vested if the Named Executive had terminated employment or if the Company had experienced a change in control as of June 1, 2010.

	Involuntary
	Termination
	Other Than For
Name of	Cause, Death or	Change in Control	Divestitures	Retirement
Executive	Disability ($) (1)	($) (2)	($) (3)	($) (4)
S. E. Beall, III	5,965,413	5,965,413	-	5,965,413
M. N. Duffy	1,355,368	1,355,368	1,355,368	-
K. S. Grant	2,378,115	2,378,115	2,378,115	-
N. N. Ibrahim	995,169	995,169	995,169	-
R. F. LeBoeuf	605,233	605,233	605,233	-

____________________

(1)	For Messrs. Ibrahim and LeBoeuf and Mses. Duffy and Grant, “cause” is defined under the stock option award agreement, and “disability” is defined under the SIP. For Mr. Beall, the terms “cause” and “disability” have the same meaning as provided in the employment agreement between Mr. Beall and the Company.

(2)	Amounts shown in this column include amounts that are single-trigger, change-in-control payments. For Messrs. Ibrahim and LeBoeuf and Mses. Duffy and Grant, “change in control” is defined under the SIP. For Mr. Beall, the term “change of control” has the same meaning as provided in the employment agreement between the Company and him.

(3)	“Divestiture” is defined as the sale by the Company, or an affiliate of the Company, of previously Company (or affiliate) operated units or businesses to an independent company, where the Named Executive was employed at, or supervised, such units or businesses and, upon the completion of such transaction, the Named Executive’s employment with the Company (or affiliate) ceases and the Named Executive immediately becomes an employee or owner of the purchaser of such units or businesses.

(4)	For all Named Executives, “retirement” is generally defined as a termination of service upon attainment of age 60 or satisfaction of the Rule of 90 (if eligible). Under the terms of the ESPP, the Rule of 90 is satisfied with regard to eligible participants when they are at least 55 years of age and the sum of their age and years of service equals or exceeds 90. However, the definition of “retirement” applicable to certain of Mr. Beall’s stock options is a termination of service upon satisfaction of the Rule of 93. The Rule of 93 is satisfied at such time as the sum of his age and years of service equals or exceeds 93. As of the last day of fiscal year 2010, Mr. Beall satisfied the Rule of 90 and the Rule of 93; therefore all of his stock options would become exercisable if he had terminated employment on that date.

Pension Benefits

     Messrs. Beall, Ibrahim, LeBoeuf and Mses. Duffy and Grant currently participate in the ESPP. However, the only Named Executive who would have been eligible for a benefit under the ESPP if he had retired on June 1, 2010 was Mr. Beall, who would have received a full benefit. Under the terms of the ESPP, these benefits are subject to forfeiture or actuarial reduction based upon certain willful misconduct or prohibited business competition by the participant.

     Generally, benefits are paid in the form of a single life annuity unless an alternative form of benefit payment is selected by the participant. The alternative forms of benefit payment available are lump sum, 10-year or 20-year certain life annuities and several forms of joint and survivor annuities.

     The present value of Mr. Beall’s accumulated benefit under the ESPP as of June 1, 2010, was $8,068,250. As discussed in the “Employment Agreement” section of this Proxy Statement, Mr. Beall has elected to receive his ESPP benefit in the form of a lump sum payment, and the Compensation Committee approved a schedule for the amount of such payment.

     Mr. Beall is the only Named Executive who participates in the Retirement Plan. The normal form of payment for a married participant in the Retirement Plan is a joint and survivor annuity; however, a participant, with the consent of his spouse, may elect other forms of actuarially equivalent single life or joint and survivor annuities. The assumptions used to value Mr. Beall’s accumulated benefits under the Retirement Plan are the same as those under GAAP except that all benefits are assumed payable at the earliest age the participant can receive an unreduced benefit.

Retiree Health Insurance Plan

     Named Executives who participate in one of the three pension plans (ESPP, Retirement Plan, or MRP) and terminate employment after becoming early-retirement eligible under that pension plan, are eligible, along with their spouse and dependents, to participate in the retiree health insurance plan. The Named Executive pays 100% of the premium under the retiree health insurance plan. Once a Named Executive reaches age 65, he or she is no longer eligible to participate in the retiree health insurance plan. Instead, the Company will provide $70 per month toward Medicare supplement coverage until the Named Executive’s death. Mr. Beall would have been eligible for this benefit following a termination of employment on the last day of fiscal year 2010.

Life Insurance

     If any of the Named Executives had died on June 1, 2010, the survivors of Messrs. Beall, Ibrahim, LeBoeuf, and Mses. Duffy and Grant would have received $6,110,000, $2,110,000, $2,010,000, $2,210,000, and $2,110,000, respectively. If any of the Named Executives had died on June 1, 2010 as the result of an accident, the survivors of each Named Executive would have received an additional $1,010,000.

Disability

     The short-term and long-term disability plans are available generally to all salaried employees. The short-term disability benefit is equal to 70% of salary for 22 weeks, and for all employees other than Mr. Beall, this benefit is limited to $10,000 per month. Assuming Mr. Beall had qualified for the short-term disability benefit on June 1, 2010, his maximum benefit under the short-term disability plan would have been $325,769 for the fiscal year. The long-term disability plan for employees holding the position of vice president and higher, including the Named Executives, defines disability as being disabled from the position previously held with the Company while the definition of disability for all other participants in the plan requires that, after two years of disability, the employee must be disabled from any job in order to continue to receive benefits under the plan.

RELATED PARTY TRANSACTIONS

     On January 8, 2009, the Company entered into a three-year consulting agreement with Global Partner Ships, Inc. (“GPS”), of which Mark S. Ingram is President. Mr. Ingram is a brother-in-law of the Company’s Chief Executive Officer, Samuel E. Beall, III. Under the terms of the consulting agreement, GPS is to provide international and domestic franchise brokerage services including directing the efforts to secure buyers for the Company’s international and domestic franchise development rights, assisting with the transition of the management of international franchise operations and performing such franchise consulting related services as the Company may reasonably request. For its services, GPS will be paid a commission equal to 1/3 of each area development agreement fee (as defined in the consulting agreement) actually received and retained by the Company for any development agreements which GPS provides services to the Company net of any fee sharing arrangements with other franchise brokers or developers. GPS will be eligible to receive an annual non-refundable draw against future commissions in the amount of $100,000, which is to be paid to GPS on a monthly basis. In addition, in the first year of the agreement, GPS was paid an initial fee of $100,000. Total fees paid to GPS during fiscal year 2010 were $192,913.

     The equity interests of Mr. Beall and his immediate family aggregated with the equity interests of Mr. Martin and his immediate family amount to a 15.58% interest in Processed Foods, Inc., from whom the Company purchased approximately $12.2 million of goods during fiscal year 2010. Transactions between the Company and Processed Foods have been approved by a committee of disinterested Directors.

     The Board of Directors has adopted a policy that all related party transactions with the Company must be approved in advance by the Audit Committee. All potential related party transactions must be submitted to the Secretary for subsequent submission to the Audit Committee. All related party transactions are presumed to be prohibited unless the Audit Committee determines that one of the following exceptions applies:

(1)	The terms of the proposed transaction would be reasonable under the circumstances if the Company and the related party were dealing at arms length; or
(2)	The terms of the proposed transaction are less favorable to the related party than if the Company and the related party were dealing at arms length; or
(3)	There is a compelling business reason to approve the transaction after taking into account such factors as the availability of other unrelated parties to perform similar work under a similar timeframe and price structure; or
(4)	The Committee has been made fully aware of existing or potential significant conflicts in connection with the proposed transaction and determines that the Company has taken appropriate steps to manage such conflicts.

AUDIT COMMITTEE MATTERS

Audit Committee Report

     The Audit Committee reports as follows with respect to the audit of the Company’s fiscal year 2010 consolidated financial statements (the “Financial Statements”):
  the Audit Committee has held meetings with its independent registered public accounting firm, KPMG, throughout the fiscal year without management present, to discuss financial reporting matters;
  the Audit Committee has reviewed and discussed the Financial Statements with KPMG and the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and accounting judgments, and the transparency of disclosures in the Financial Statements;
  the Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions about the effectiveness of the Company’s internal control over financial reporting;
  the Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;
  the Audit Committee has received the written disclosures and letter from KPMG required by the NYSE Listing Standards and the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence from the Company and has discussed with KPMG the firm’s independence; and
  in its meetings with KPMG, the Audit Committee asks KPMG to address several topics that the Audit Committee believes are particularly relevant to its oversight, including: whether KPMG would have in any way prepared the Financial Statements differently from the manner selected by management; if the auditor were an investor, would the investor have received, in plain English, the information essential to understanding the Company’s financial performance during the reporting period; and whether the Company is following the same internal audit procedures that would be followed if KPMG were the Company’s Chief Executive Officer.
     Based on reviews and discussions of the Financial Statements with management and discussions with KPMG described above, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2010.

     The Audit Committee, comprised of all non-management directors, meets at regularly scheduled executive sessions at which Mr. Lanigan, the Audit Committee Chairman, presides.

     This report is submitted by the Audit Committee, the current members of which are named below.

Bernard Lanigan, Jr. (Chair)
Kevin T. Clayton
Dr. Donald Ratajczak

Audit Committee Charter

     The Board of Directors has adopted a written charter for the Audit Committee, a copy of which, as amended to date, is available on our website at http://rubytuesday.com/investors/governance. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter and the Board of Directors approves it on an annual basis.

Independence of Audit Committee Members

     Each of the members of the Company’s Audit Committee meets the requirements for independence as defined by the applicable listing standards of the NYSE and the SEC rules.

PROPOSAL THREE

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2011. At the Annual Meeting, the Company will ask shareholders to ratify the Board’s selection. KPMG, which has served in this same capacity since 2000, is expected to be represented at the Annual Meeting. A representative of KPMG will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

     The Board of Directors has submitted this proposal to the Company’s shareholders as required by the Audit Committee Charter. If the shareholders do not ratify the Board’s proposal, the Board of Directors will reconsider its action with respect to the engagement of KPMG. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG during the fiscal year ending May 31, 2011.

Accountants’ Fees and Expenses

     The following table sets forth the aggregate fees billed to the Company by KPMG for the fiscal years ended June 1, 2010 and June 2, 2009.

	Fiscal Year Ended
	June 1, 2010	June 2, 2009
Audit Fees (1)	$621,930	$733,000
Audit-related Fees (2)	44,400	34,000
Tax Fees (3)	188,000	40,000
All Other Fees	0	0

Total Fees	$854,330	$807,000

____________________

(1)	Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the condensed consolidated financial statements included in our quarterly Reports on Form 10-Q for the first three quarters of fiscal year 2010 and fiscal year 2009, fees associated with the audits of internal control over financial reporting, and in fiscal year 2009, fees for procedures performed in connection with a registration statement and related consents and comfort letters.

(2)	Includes fees for professional services rendered in fiscal years 2010 and 2009 in connection with audits of an employee benefit plan, certain agreed upon procedures for state compliance purposes, consents in connection with the Company’s franchise disclosure document circulars, and the Company’s response to SEC comment letters in connection with our fiscal year 2009 Annual Report on Form 10-K, our definitive proxy statement relating to our 2010 Annual Meeting of shareholders, and our quarterly Reports on Form 10-Q for the first and second quarters of fiscal year 2010.

(3)	Tax fees for fiscal years 2010 and 2009 consisted principally of fees for tax compliance assistance and a project associated with the classification of repairs and maintenance expenses.

     The Audit Committee has adopted a policy governing the provision of audit and permitted non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually, and, if appropriate, approve, the engagement of the independent registered public accounting firm to provide audit, review, and attest services for the relevant fiscal year. Any changes to the terms and conditions of the annual engagement, resulting from changes in audit scope or Company structure or from other subsequent events, must be approved in advance by the Audit Committee.

     The policy also provides that any proposed engagement of the independent registered public accounting firm for non-audit services that are permitted under applicable laws, rules, and regulations, must be approved in advance by the Audit Committee, except that the pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of such services, other than tax planning or tax strategies services, does not exceed $25,000 in a single instance; (ii) such services were not recognized to constitute non-audit services at the time of engagement of the independent registered public accounting firm; and (iii) such services were promptly brought to the attention of the Audit Committee and approved prior to completion of the service by the Audit Committee or by a majority of the members of the Audit Committee. Such approvals are required to be obtained in advance at regularly scheduled meetings of the Audit Committee, except in special circumstances where delaying such approval until the next regularly scheduled meeting of the Audit Committee is impractical. In such special circumstances, approval of such engagements may be obtained by (i) telephonic meeting of the Audit Committee; (ii) unanimous consent action of all of the members of the Audit Committee; or (iii) electronic mail, facsimile or other form of written communication so long as such written communication is ratified by unanimous consent action prior to the next regularly scheduled meeting of the Audit Committee or by resolution at the next regularly scheduled meeting of the Audit Committee. The policy prohibits the engagement of an independent registered public accounting firm in instances in which the engagement is prohibited by applicable laws, rules, and regulations.

     All of the services provided under Audit Fees, Audit-related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

Determination of Auditor Independence

     The Audit Committee has considered and evaluated the services provided by KPMG and has determined that the provision of such services was not incompatible with maintaining KPMG’s independence.

The Board of Directors recommends that you vote FOR the Ratification of the Selection of KPMG as the Company’s Independent Registered Public Accounting Firm.

SHAREHOLDER PROPOSALS

     Any shareholder of the Company who wishes to submit a proposal for action at the Company’s 2011 Annual Meeting of Shareholders and who desires the proposal to be considered for inclusion in the Company’s proxy materials must provide a written copy of the proposal to the Company not later than April 20, 2011 and must otherwise comply with the rules of the SEC relating to shareholder proposals. Shareholder proposals should be sent by mail to the Company’s principal executive office or by facsimile at (865) 379-6826 followed by mail submission, in each case to the attention of Scarlett May, Vice President, General Counsel and Secretary of the Company.

     The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2011 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (a) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation and certain other procedures contained in the Bylaws of the Company, or (b) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office at least 90 days in advance of the meeting and complies with certain other procedures contained in the Bylaws of the Company, and in either case, certain other conditions of the applicable rules of the SEC are satisfied.

GENERAL

     Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

     This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 1, 2010 are available without charge to shareholders upon written request to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801, telephone number (865) 379-5700 and are available on our website at http://rubytuesday.com/investors/annualreports. Additional copies of these documents may be requested by contacting the Secretary at the address and phone number listed above. In addition, you may access these materials on the Internet at https://materials.proxyvote.com/781182 which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

August 18, 2010
Maryville, Tennessee	Scarlett May
Vice President, General Counsel and Secretary

ANNEX A

RUBY TUESDAY, INC.
2010 EXECUTIVE INCENTIVE COMPENSATION PLAN

ARTICLE I.
INTRODUCTION

     1.1. Purpose. The purpose of this Plan is to enable Ruby Tuesday, Inc. (the “Company”) to recruit and retain highly qualified eligible executives, provide incentives to such individuals to attain the goals of the Company and its Affiliates (as defined below) and provide such executives with incentive compensation based on the performance of the Company consistent with the overall goal of enhancing shareholder value. The Plan is designed with the intent that the incentive awards paid hereunder to eligible participants be fully deductible without regard to the deductibility limitations provided under Section 162(m) of the Code (as defined below). This Plan is meant to supersede in its entirety the Ruby Tuesday, Inc. 2006 Executive Incentive Compensation Plan (the “Prior Plan”) effective as of the Company’s 2011 fiscal year; provided, however, that the adoption of this Plan shall not affect incentive compensation awards for the Company’s 2010 fiscal year previously established under the Prior Plan.

     1.2. Description. This Plan is the means by which the Committee (as defined below) shall determine incentive awards and implement awards for participating employees hereunder.

ARTICLE II.
DEFINITIONS

     As used in this Plan, the following terms shall have the following meanings:

     “Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

     “Average Base Compensation” means the average annual base salary paid to a Participant over a Performance Period, exclusive of bonus and other incentive compensation, commissions, fringe benefits, employee benefits, expense allowances (nonaccountable or otherwise) and other nonrecurring forms of remuneration.

     “Board” means the Board of Directors of the Company.

     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Committee” means the Compensation Committee of the Board, which shall consist of two or more members of the Board of Directors of the Company, each of whom shall be an “outside director” within the meaning of Code Section 162(m); provided, however, that, if the Compensation Committee of the Board is not comprised solely of members who are “outside directors”, the term “Committee” shall mean the subcommittee of the Compensation Committee established by the Compensation Committee and comprised of two or more members of the Compensation Committee, each of whom shall be an “outside director” within the meaning of Code Section 162(m).

Annex A

     “Eligible Employee” means each employee of the Company holding a position of Senior Vice President or above as indicated by its organizational chart. No employees of an Affiliate shall be eligible for the Plan.

     “Executive Compensation Clawback Policy” means the policy then maintained by the Company, as currently set forth on Exhibit A, attached hereto, as the same may be amended from time to time following its adoption by the Board, pursuant to which the Company may withhold and forfeit compensation otherwise payable or seek recovery of compensation previously paid, as the case may be, in situations involving accounting restatements where the amount of compensation to be paid was based, in whole or in part, on erroneous financial data or in other circumstances as the Executive Compensation Clawback Policy may identify from time to time.

     “Incentive Award” means an award payable with respect to a Performance Period determined in accordance with Article V hereof.

     “Participant” means any Eligible Employee for the Performance Period(s) as to which he or she is eligible to receive an Incentive Award, as designated by the Committee.

     “Performance Measures” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Incentive Award granted to a Participant under the Plan. Performance Measures may be described in terms of (i) Company-wide objectives, (ii) objectives that are related to performance of the division, department or function within the Company or an Affiliate in which the Participant receiving the Incentive Award is employed or on which the Participant’s efforts have the most influence, (iii) performance solely in relation to objectives achieved during the Performance Period or as compared to past performance periods, and/or (iv) performance relative to the performance by a company or group of companies selected by the Committee with respect to one or more Performance Measures established by the Committee. The Performance Measure(s) established by the Committee under an objective formula for any Performance Period under the Plan will consist of one or more of the following criteria:

  Cash flow
  Earnings before interest, taxes, depreciation and amortization (EBITDA)
  Earnings per share (EPS)
  Net operating profit after taxes (NOPAT)
  Return on assets (ROA)
  Return on net assets (RONA)
  Return on equity (ROE)
  Return on invested capital (ROIC)
  Company, franchise or system same-restaurant sales (SRS)
  Company, franchise or system traffic growth (Guest Count Growth)
  Market share or related strength of brand measures related to consumer perception, including but not limited to brand relevance and guest satisfaction, in each case based on objective data such as guest or market surveys

  Retention of Company team members in general or in any specific category or level of employment
  Earnings before interest, depreciation and amortization (EBIDA)
  Earnings before interest and taxes (EBIT)
  Earnings before interest, taxes, depreciation, amortization and rent (EBITDAR)
  Company, franchise or system restaurant growth in number of new restaurants
  Average restaurant volume growth
  Fixed charge coverage ratio
  Sales and earnings performance
  Total shareholder return
  General and administrative costs (as a percentage of net sales or flat dollar amount)
  Consolidated net income

Annex A

  Economic value added (dollar spread between return on capital and cost of capital) (EVA)
  Gross revenues
  Operating income
  Operating cash flow
  Revenue, less cost of merchandise, payroll and related costs and other restaurant operating costs (Gross profit)

  Management of capital or operating expenditures
  Appreciation of stock price
  Market value added (Company market value less total capital employed)
  Debt levels, either alone or as a percentage of any other Performance Measure

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, including, but not limited to a change in applicable law, the Performance Measures are no longer suitable, the Committee may in its discretion modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable. In such case, the Committee shall consider whether any modification of the Performance Measures or minimum acceptable level of achievement would cause the exemption under Code Section 162(m) to become unavailable.

     “Performance Period” means, with respect to an Incentive Award, a period of time within which the Performance Measure(s) relating to such Incentive Award are to be measured. The Performance Period, if any, will be established by the Committee pursuant to Section 5.1 at the time the Incentive Award is granted.

     “Plan” means the Ruby Tuesday, Inc. 2010 Executive Incentive Compensation Plan, as in effect and as amended from time to time.

ARTICLE III.
ADMINISTRATION

     The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time-to-time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation within the meaning of Code Section 162(m) and the regulations and interpretations promulgated thereunder.

Annex A

ARTICLE IV.
PARTICIPATION

     2.1 Eligibility for Participation. The Committee shall designate those Eligible Employees who are to be Participant(s) for a Performance Period within ninety (90) days of the first day of the Performance Period. A Participant may be eligible to receive awards under the Plan for one or more Performance Periods, as determined by the Committee.

     2.2 Conditions to and Limitations upon Participation. An Eligible Employee’s acceptance of the designation as a Participant for any and each Performance Period and his or her acceptance of the payment of any Incentive Award is conditioned upon the Participant’s compliance with the terms of the Executive Compensation Clawback Policy. The Committee may require a Participant to affirmatively acknowledge and agree to the application of the Executive Compensation Clawback Policy in connection with his or her participation in the Plan upon his or her initial designation as a Participant, at the commencement of any or each Performance Period and/or prior to the payment of any or each Incentive Award; however, any such affirmative acknowledgement and agreement is intended to supplement the Company’s ability to enforce the Executive Compensation Clawback Policy and the absence of any such affirmative acknowledgement and consent shall not diminish the Company’s ability to enforce the terms of the Executive Compensation Clawback Policy as an express condition to participate in, and receive benefits under, the Plan.

ARTICLE V.
INCENTIVE AWARD

     5.1. Establishment of Performance Period and Performance Measures. From time to time while the Plan is maintained by the Company, the Committee may establish Performance Period(s) for one or more Participants. Within ninety (90) days of the first day of a Performance Period, but in any event prior to the expiration of twenty-five percent (25%) of the applicable Performance Period, the Committee shall establish the Performance Measure(s) for the payment of Incentive Awards under the Plan. At the time any Performance Measures are established, the outcome as to whether the Performance Measures will be met must be substantially uncertain. The Performance Period(s), Performance Measure(s) and other terms of the Incentive Awards contemplated under this Article V shall be set forth in writing in such detail so that a third party having knowledge of the relevant Performance Period(s), Performance Measure(s) and performance results could calculate whether the Performance Measure(s) have been met and the amount of the Incentive Award to be paid to each Participant.

     5.2. Incentive Awards. The Committee may establish either flat dollar amount(s) or percentage(s) of each Participant’s Average Base Compensation to be paid as an Incentive Award under this Article V upon the attainment of one or more of the Performance Measures for a Performance Period. After establishing the dollar amount of an Incentive Award or the percentages of Average Base Compensation to be paid as an Incentive Award under this Article V for each Participant, the Committee may reduce, but not increase, by up to twenty-five percent (25%) of the amount of the Incentive Award which would have otherwise been payable to the Participant based upon the Committee’s determination of the performance of such Participant for the Performance Period in other quantitative and qualitative goals established by the Committee from time to time. In no event shall the amount of the Incentive Award payable to any Participant attributable to a Performance Period exceed $5,000,000 if the Performance Period consists of twelve (12) months or less or exceed $8,000,000 if the Performance Period consists of more than twelve (12) months.

Annex A

     5.3. Determination of Achievement of Performance Measures. The Committee shall certify the level of achievement of the Performance Measure(s) as soon as practical after the end of the Performance Period for which the determination is being made.

     5.4. Payment of Incentive Awards.

          (a) As soon as practicable after the expiration of each Performance Period, but not later than two and one-half (2½) months thereafter, subject to the provisions of Section 2.2, each eligible Participant shall be entitled to receive payment of his or her Incentive Award, as determined in accordance with the terms of the Incentive Award and this Article V. For purposes of this Section 5.4(a), an “eligible” Participant shall include each Participant who has remained in the employ of the Company until the last day of the Performance Period and, at the discretion of the Committee, any Participant whose Incentive Award provides for a pro rata payment in the event the Participant ceases to be employed by the Company during the Performance Period. Whether an Incentive Award provides for a pro rata payment in the event of any cessation of employment during a Performance Period shall be determined by the Committee in its sole discretion at the time the terms of an Incentive Award are established in accordance with Section 5.1. Any Incentive Award that provides for a pro rata payment in accordance with this Subsection (a) shall be prorated based on the number of days elapsed during such Performance Period prior to the date of the Participant’s cessation of employment divided by the total number of days in such Performance Period. Payment of Incentive Awards shall be made in a lump sum as soon as practicable after the last day of the Performance Period, but not prior to the Committee’s certification as to the level of the achievement of the Performance Measure(s), as contemplated by Section 5.4(c). Incentive Awards shall be paid in cash unless the Committee determines that all or a portion of the Incentive Award shall be made in shares of the Company’s common stock; provided, however, that any portion of an Incentive Award paid in shares of the Company’s common stock shall be funded under the Ruby Tuesday, Inc. 1996 Stock Incentive Plan or 2003 Stock Incentive Plan (or any successor plan), subject to any additional limitations therein, if any.

          (b) The Committee may, in its discretion, institute a program allowing Participants to defer the receipt of all or a portion of their Incentive Award otherwise payable under Subsection (a) of this Section 5.4 in accordance with and subject to the rules and regulations promulgated under Code Section 409A.

          (c) Before any Incentive Award is paid to any Participant or beneficiary of a Participant, the Committee shall certify in writing that the applicable Performance Measure(s) were in fact satisfied.

     5.5. Participants’ Rights Unsecured. The right of any Participant or beneficiary of a Participant to receive an Incentive Award under the Plan shall constitute an unsecured claim against the general assets of the Company.

     5.6. Withholding Taxes. The Company shall have the right to deduct from each Incentive Award payment any federal, state and local taxes required by the laws of such jurisdictions to be withheld with respect to such payment.

     5.7. Limitation on Other Incentive Awards. A Participant may have one or more Performance Periods for which he or she is designated as an eligible Participant by the Committee, which Performance Periods may overlap. A Participant shall not be eligible to participate in any other similar performance-based compensation programs maintained by the Company during any Performance Period for which the Participant is designated as an eligible Participant by the Committee other than as contemplated in. Plan Section 5.4(a) and except that such Participant may receive equity awards under any shareholder approved equity incentive plan maintained by the Company that

Annex A

complies with Code Section 162(m); provided, however, that no grant of such equity awards shall be made contingent upon the failure of the Participant to attain the Performance Measures pursuant to this Plan. Nothing in this Section 5.7 or any other provision of the Plan shall preclude the payment by the Company of discretionary bonuses to eligible Participants; provided, however, that, as a preliminary matter, the Committee shall reasonably conclude that the payment of any discretionary bonus shall not cause the payment of any Incentive Award under this Plan to fail to qualify as performance-based compensation within the meaning of Code Section 162(m).

ARTICLE VI.
GENERAL PROVISIONS

     6.1. Adjustment of Performance Measures. The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding Incentive Award in recognition of unusual or nonrecurring events of a material nature affecting the Company or its financial statements or changes in law or accounting or any other criteria as may be permissible in accordance with Code Section 162(m) requirements. In making any such adjustment, the Committee shall consider whether it would cause any portion of the award, upon payment, to be nondeductible pursuant to Code Section 162(m).

     6.2. Amendment and Termination. The Committee may at any time amend, suspend, discontinue or terminate the Plan except to the extent that the terms of any Incentive Award provides otherwise and in no event will such amendment, suspension, discontinuance or termination without the consent of the holder of an Incentive Award adversely affect the rights of the Participant under such Incentive Award to the extent that the Incentive Award has been earned but not yet paid. In addition, any such amendment, suspension, discontinuance or termination shall require shareholder approval to the extent necessary to continue to qualify the payment or other settlement of Incentive Awards as performance-based compensation within the meaning of Code Section 162(m) or to the extent such shareholder approval would be required under the rules of the national securities exchange or Nasdaq quotation or market system on which the Company’s common stock is then traded. All determinations concerning the interpretation and application of this Section 6.2 shall be made by the Committee.

     6.3. Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments to be made following the Participant’s death or legal incapacity. Such designation may be changed or cancelled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no such spouse shall survive the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be made in equal shares, unless the Participant has designated otherwise.

     6.4. Miscellaneous.

          (a) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment or other service of the Company or any of its subsidiaries or Affiliates or any of their successors.

          (b) Nonalienation of Benefits. Except as expressly provided herein, no Participant or his or her beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation that acquires all or substantially all of the assets of the Company

Annex A

or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his or her beneficiaries, heirs, executors, administrators or successors in interest.

          (c) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

          (d) Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for their approval before any payments of compensation are made to any Participant. If such approval is not obtained, the Plan shall be deemed null and void and no compensation shall be payable to Participants under the Plan.

          (e) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Georgia, without reference to the principles of conflict of laws.

          (f) Effective Date. The Plan shall be effective as of the first day of the Company’s 2011 fiscal year; subject to the shareholder approval requirement in Section 6.4(d) above. If shareholder approval is not obtained at the 2010 annual meeting of shareholders, the adoption of the Plan shall be null and void.

          (g) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

          (h) Term of Plan. The Plan shall continue in effect until terminated by the Board; provided, however, that the Plan shall terminate automatically if it is not reapproved by the Company’s shareholders by the first annual meeting of shareholders that occurs in the fifth year following the year in which shareholders originally approve the Plan pursuant to Section 6.4(d) (the “Reapproval Date”). If such reapproval by shareholders is not obtained, then the Plan shall terminate following the close of the last Performance Period commencing immediately prior to the Reapproval Date.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the day and year first above written.

Dated: July 22, 2010
RUBY TUESDAY, INC.

	By:	Samuel E. Beall, III

Title: Chief Executive Officer

Annex A

Exhibit A

Ruby Tuesday, Inc.
Executive Compensation Clawback Policy
July 22, 2010

In the event of a restatement of Ruby Tuesday, Inc.’s (the “Company”) financial results (other than a prophylactic or voluntary restatement due to a change in applicable accounting rules or interpretations) due to material noncompliance with financial reporting requirements, with respect to any compensation granted (whether already paid or only calculated as payable and yet to be paid) to any current or former employee holding a position of vice president or above (each an “Executive”) after July 22, 2010, if the Board of Directors (the “Board”) of the Company determines in good faith that such compensation was awarded (or in the case of unpaid compensation, determined for award) based on such material noncompliance, then the Board or a committee thereof comprised of independent Board members shall be entitled on behalf of the Company to recover all of the Executive’s compensation (or in the case of unpaid compensation, to reduce such compensation) based on the erroneous financial data in excess of what would have been paid (or in the case of unpaid compensation, what should be paid) to the Executive under the accounting restatement. Such recovery period shall comprise up to the three (3) years preceding the date on which the Company is required to prepare the accounting restatement.

In determining whether to seek recovery of compensation, the Board or applicable committee thereof may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation, the extent to which the Executive was responsible for the error that resulted in the restatement, and the cost and likely outcome of any potential litigation in connection with the Company’s attempts to recoup compensation. The Board or committee shall have sole discretion in determining whether an Executive’s conduct met or did not meet any particular standard of conduct under law or this policy.

Annex A

RUBY TUESDAY, INC. ATTN: RAMONA SEALE 150 W. CHURCH AVENUE MARYVILLE, TN 37801
VOTE BY INTERNET - www.proxyvote.com
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M26637-P00851	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
RUBY TUESDAY, INC.

TO ELECT TWO CLASS III DIRECTORS FOR A TERM OF THREE YEARS TO THE BOARD OF DIRECTORS.

1.	Election of Directors

	Nominees	For	Against	Abstain

1A	Samuel E. Beall, III	☐	☐	☐

1B	Bernard Lanigan, Jr	☐	☐	☐

The Board of Directors recommends a vote FOR all director nominees listed above.

The Board of Directors recommends a vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To approve the Company's 2010 Executive Incentive Compensation Plan	☐	☐	☐

3.	To ratify the selection of KPMG LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending May 31, 2011	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.
M26638-P00851

RUBY TUESDAY, INC.
Annual Meeting of Shareholders
October 6, 2010 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 18, 2010. The undersigned hereby appoints Samuel E. Beall, III and Marguerite Naman Duffy and either of them, with full power of substitution, as proxy or proxies to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. (the "Company") common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders, to be held at 11:00 AM, EDT on 10/6/2010, at the Restaurant Support Center, 150 West Church Avenue, Maryville, TN 37801, and any adjournment(s) thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned.

If you hold Ruby Tuesday stock in the Ruby Tuesday, Inc. Salary Deferral Plan (the "401(K) Plan"), this proxy/voting instruction card is solicited by the Trustee, Wells Fargo Shareholder Services. You may vote these shares by phone and/or Internet as described on the reverse side. If you do not provide voting instructions with respect to the shares held in the 401(K) Plan, those shares will not be voted.

This proxy/voting instruction card, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy is revocable at or anytime prior to the meeting.

Continued and to be marked, dated and signed on reverse side